As filed with the Securities and Exchange Commission on October 4, 2000
                       Registration No. ________

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                          AMENDMENT NO. 4 TO
                               FORM SB-2
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            MAG-WELL, INC.
   (Exact name of Small Business Issuer as specified in its charter)

       Texas                3533              74-2506600
  (State or other     (Primary standard    (I.R.S. employer
  jurisdiction of        industrial         identification
  incorporation)     classification code        number)
                           number)

                 404 Lakeview Drive     122 East Wisconsin
                 Boerne, Texas 78006    Edinburg, Texas 78539
                    (830) 249-2610         (800) 488-1278

   (Address and telephone number of principal executive offices and principal place of business)


                        William W. Dillard, Jr.
                          404 Lakeview Drive
                          Boerne, Texas 78006
                            (830) 249-2610

       (Name, address and telephone number of agent for service)

                              Copies to:
                         Thomas C. Cook, Esq.
                      Thomas C. Cook & Associates
                    3110 S. Valley View Suite #106
                        Las Vegas, Nevada 89102
                            (702) 876-5941

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / / ___X____

  If  this  Form  is  filed to register additional  securities  for  an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for
  the same offering.     / / ________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
  registration statement for the same offering.     / / ________

  If  the delivery of the prospectus is expected to be made pursuant to
  Rule 434,  please check the following box.     / / ________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


/1/


                   CALCULATION OF REGISTRATION FEE


 Title of Each Class    Proposed Maximum       Maximum      Amount of
 of Securities to be   Offering Price per     Aggregate     Registration
     Registered               Unit          Offering Price     Fee
                                                 (1)

Common Stock, $0.001     $1.00 Per Share      $5,000,000    $1,390.00
    par value (1)
5,000,000 shares of
    Common Stock
------------------------------------------------------------------------
Total                    $1.00 Per Share      $5,000,000    $1,390.00
5,000,000 shares of
Common Stock
------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee.


/2/







  Prospectus
  ----------
                            Mag-Well, Inc.

                             Common Stock

                  5,000,000 Shares - $1.00 Per Share
                    _______________________________

Mag-Well, Inc. is a Texas corporation incorporated on June 20, 1988. Currently, we possess a patent on proprietary technology to produce a magnetic fluid conditioner tool that provides an environmentally-safe solution to costly paraffin and scale deposit problems. We have successfully  designed and sold specialized tools  that  address  these problems to the oil & gas, marine diesel, sugar refining and water treatment markets. To date, we have installed over 1,300 tools worldwide.

This offering is being conducted on a "best efforts minimum/maximum basis". The minimum amount of common stock required to be sold is 500,000 shares or $500,000 and the maximum is 5,000,000 shares or $5,000,000. There is no minimum purchase requirement. The offering will end on the date 365 days from the date that this registration statement becomes effective. We will deliver stock certificates, attributable to shares purchased, directly to you within 30 days of the closing of this offering. All subscription funds received will be held in an escrow account pending achievement of the minimum offering. (See "Plan of Distribution" on page 14). Expenses related to this offering, may be deducted from the proceeds as the offering progresses once the minimum offering is achieved.

Neither the Nasdaq National Market nor any national securities exchange lists our common stock. Prior to this offering, there has been no public market for our common stock. These common shares are being offered by the officers and directors of the Company. No commissions will be received for their sale. There can be no assurance that a market for our securities will develop. The offering price may not reflect the market price of our shares after the offering. The initial public offering price has been arbitrarily determined by us and bears no basis in relation to assets, book value or any other established criteria of value.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. (See "Risk Factors" starting on Page 8 and "Dilution" on Page 16).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      Per      Total       Total
                     Share    Minimum     Maximum
                     -----    -------     -------
Public Offering      $1.00    $500,000   $5,000,000
Price

Proceeds to Mag-     $1.00    $500,000   $5,000,000
Well, Inc.

      You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. It does not constitute an offer to sell, or a solicitation to buy, any securities other than the shares of common stock to which it relates. In addition, this prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where their offer or sale is not permitted. During the offering period, we are required to update this prospectus to reflect any facts or events arising after the effective date of the registration statement filed with the SEC that represent a fundamental change in the information set forth in the registration statement.
                 ____________________________________
                            Mag-Well, Inc.
                          404 Lakeview Drive
                           Boerne, TX 78006
                            (830) 249-2610

              Date of this Prospectus is October 4, 2000


/3/


                          PROSPECTUS SUMMARY
     This summary does not contain all of the pertinent information necessary to make an informed investment decision. Please read the entire prospectus and each exhibit carefully, paying special attention to the "Risk Factors", before making any decision on the suitability of this investment.

Our Business

     Mag-Well, Inc. was incorporated in Texas on June 20, 1988 to develop, manufacture and distribute Magnetic Fluid Conditioners (or "MFCs") that address the problems associated with the build up of scale and wax deposits within pipes and accompanying equipment. These build-ups act to restrict the flow of fluid through pipelines and machinery. MFCs consist of a series of powerful, magnetic circuits mounted in a casing equipped with standard pipe threads or flanges at either end. The tool is installed directly in the pipeline so that the fluid passes through the magnetic fluid conditioner. Furthermore, through the utilization of magnets in this process, no external electrical power or recharging is required. Currently, we provide our products mainly to oil and gas companies, and on a more limited basis to water treatment plants. Diesel-driven machines like boats and transportation vehicles (i.e. 18-wheelers) also can benefit from the use of our products. Utilizing our tools has resulted in the progressive removal of solids from:

  a)   oil and gas pipes,
  b)   boilers,
  c)   water towers,
  d)   heat-exchange units,
  e)   and domestic hot water systems.

Our Objective

     Our objective is to generate revenues by offering a number of industries a way to improve the efficiency of fluid transfer through the use of our magnetic fluid conditioning technologies. To achieve this objective, our priorities for the next 12 months of operations are as follows:

  (a)  develop and expand our organizational structure;
  (b)  further advance product research and development;
  (c)  increase international sales through alliances;
  (d)  implement an aggressive marketing campaign; and
  (e)  upgrade facilities and equipment;

     We cannot guarantee to our current shareholders and potential investors that we will be able to effectuate the objectives described above.

Our Magnetic Fluid Conditioners

     Our MFC tools are categorized based on their intended application:

(a)  oil & gas,
(b)  diesel fuel,
(c)  and water.

Each tool is custom-built according to specific parameters provided to us by our clients. The diameter and length of the magnetic fluid conditioner will depend on the volume of fluid and the intensity of the treatment. The length of the tool can vary from 12 inches to 120 inches. The following images are samples of the types of MFC tools we produce:


   <insert picture>        <insert picture>        <insert picture>
    Oil & Gas MFC          Diesel Fuel MFC       Industrial Water MFC


/4/


Summary of Selected Financial Data

     We have set forth below financial information regarding Mag-Well, Inc. for the years ended December 31, 1999 and 1998, and for the 6 month periods ending June 30, 2000 and 1999. This information is only a summary and has been derived from our audited and un-audited financial statements, including the related notes, found elsewhere in this prospectus. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and notes.

                         Year Ended December 31   Six Months Ended  June 30
                              1999        1998        2000        1999
                              ----        ----        ----        ----
  Statement of
  operations data:
  Total revenue          $ 330,749   $ 206,326    $ 76,219   $ 169,111

  Cost of goods sold &   $ 161,720   $ 150,958    $ 39,093   $  78,312
  loss on inventory
  impairment

  General and            $ 230,052   $ 314,210    $ 108,941  $ 105,180
  administrative
  expenses

  Other income           $(33,439)   $(39,826)    $(17,315)  $(15,682)
  (expenses)

  Income (loss) before   $(94,462)  $(298,668)    $(89,130)  $(30,063)
  extraordinary gain

  Extraordinary gain     $  18,448   $       0    $       0  $       0


  Net income (loss)      $(76,014)  $(298,668)    $(89,130)  $(30,063)

  Net loss per common
  share (basic and
  diluted):

     Extraordinary gain  $       0   $       0    $       0  $       0

     Net loss            $  (0.01)   $  (0.02)    $  (0.01)  $       0

  Weighted average      12,264,000  12,000,000   12,313,000 12,000,000
  shares outstanding                                               (1)

  *Less than $(.01) per
  share

                               As of       As of
                              December   June 30,
                              31, 1999     2000
                              --------   --------
  Balance sheet data:
  Working capital           $ (71,600)  $(179,136)
  (deficit)

  Total assets              $  476,123  $  531,788

  Total current debt        $  479,123  $  623,993

  Total long-term debt      $        0  $        0

  Total stockholders'       $  (3,075)  $ (92,205)
  equity (deficit)


(1) As adjusted to give effect to 120 to 1 forward stock split in 1999.


/5/


                           TABLE OF CONTENTS
                                                                    Page

  Prospectus Summary                                                  4

  Our Special Note Regarding Forward                                  7

  Looking Statements

  Risk Factors                                                        8

  Use of Proceeds                                                    12

  Dividend Policy                                                    13

  Plan of Distribution                                               14

  Capitalization                                                     15

  Dilution                                                           16

  Management's Discussion and Analysis                               17
    of Financial Condition

  Business of the Company                                            21

      Industry Background                                            21

      Mag-Well, Inc. Patent and                                      21
  Product Description

      Manufacturing Process                                          23

      Definition of Success                                          23

      Target Markets                                                 24

      Oil & Gas Treatment                                            24

      Diesel Fuel Treatment                                          25

      Heat Transfer Treatment                                        26

      Business Growth Strategy                                       27

      Marketing Strategy                                             27

      Operations Strategy                                            28

      Business Condition                                             29

      Facilities                                                     30

      Employees                                                      30

      Legal Proceedings                                              30

  Management                                                         31

  Executive Compensation                                             33

  Security Ownership of Certain                                      34

  Beneficial Owners and Management
  Stock Option Plan                                                  34

  Certain Transactions                                               35

  Description of Securities                                          37

  Legal Matters                                                      38

  Experts                                                            38

  Additional Information                                             38

  Shares Eligible for Future Sale                                    39

  Accounting, Tax, Insurance and Legal                               40
  Issues

  Part F/S: Mag-Well, Inc., Financial                                41
  Statements


/6/








         OUR SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus constitute "forward-looking statements," in particular under the captions:

  (a)  Prospectus Summary;
  (b)  Use of Proceeds;
  (c) Management's Discussion and Analysis of Financial Condition and Results of Operation; and
  (d)  Business of the Company.

     Forward-looking statements can be identified by the use of terminology such as:

  (a)  Anticipates
  (b)  Believes
  (c)  Expects
  (d)  May
  (e)  Will
  (f)  Should

     These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual or intended results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

  (a)  General economic and business conditions
  (b)  Our ability to implement our business
  (c) Changes in the industrial fluid treatment industry and consumer preferences
  (d)  Competition
  (e)  Increasing operating costs
  (f)  Unsuccessful advertising and promotional efforts
  (g)  Changes in brand awareness
  (h)  Acceptance of new product offerings
  (i)  Changes in, or the failure to comply with, government regulations

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.


/7/



                             RISK FACTORS
The following risk factors should be considered carefully before making any investment decision with respect to purchasing our common stock. We have endeavored to disclose all material risks relevant to our business.

Investment Risk

     An investment in shares of our common stock involves a high degree of risk and is suitable only for investors with substantial financial means and no need for initial liquidity. The offering price of the common shares has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. The common shares are being offered by our officers and directors, Messieurs William W. Dillard and John D. Corney. In addition, no broker/dealer has been retained as an underwriter, nor is any broker/dealer under any obligation to purchase common shares in this offering. Our officers and directors collectively have limited experience in the offering and sale of securities. Consequently, there can be no guarantee that we will be able to sell all, or any, of the common shares. We anticipate that the maximum or mid-range proceeds from the sale of the common shares being sold in this offering will be sufficient to provide for our capital needs for the next 36 to 60 months. If we raise only the estimated minimum proceeds from this offering we may not be able to meet our planned capital requirements.

     Our Company will continue to lose money unless we generate sufficient revenues or obtain adequate financing through this offering. We have had a history of losses since inception, and according to our auditors, our operations raise substantial doubt as to our ability to continue as a going concern. For the 6 month period ended June 30, 2000, we had revenues of $76,219 but incurred a net loss of $89,130. Comparatively, for the same period ended June 30, 1999, we had revenues of $169,111 with a net loss of $30,063. Furthermore, for the year ended December 31, 1999, we had revenues of $330,749 and net losses of $76,014, while the preceding year of December 31, 1998, we had revenues of $206,326 and net losses of $298,668. The potential for futute operating losses also exists. We expect to incur up-front operating costs related to the expansion of our marketing efforts, which may result in additional losses. The Company's exclusive manufacturing and distribution contract with a company by the name of PEMECO in Latin
America may result in lost sales opportunites. We will not be profitable until we establish a broader customer base for our products and services and derive substantial revenues from our sale of magnetic fluid conditioners. The above outlined capital problems could negatively impact the value of our Company's common shares and could result in the loss of your entire investment.

Liquidity Risk

     Before this offering, there has been no public trading market for our common stock. We seek to have our shares of common stock trade in the over-the-counter market on the NASD's Over-the-Counter Bulletin Boardr, an inter-dealer automated quotation system for equity securities not included in The Nasdaq SmallCap Market SM or National Market. If we are unable to include our shares of common stock for quotation on the Bulletin Board we expect our shares to trade on the NQB "Pink Sheetsr" published by the Pink Sheets, LLC. Although the Bulletin Board has recently begun to receive greater recognition from the brokerage community, the trading volume of securities quoted on the Bulletin Board is normally substantially less than that of securities traded on The Nasdaq Small Cap Market SM and National Markets. Trading volume in Pink Sheet securities is substantially less than that of Bulletin Board securities.

    You may have more difficulty selling our securities or obtaining price quotations than if our stock was listed on the Nasdaq or a national securities exchange, particularly if our shares are traded on the Pink Sheets. Because our common stock is not listed on any national securities exchange, our common stock may not be easily traded, not only in the amount of shares that could be bought and sold, but also through delays in the timing of transactions, and lower prices for our shares of common stock than might otherwise be obtained. Other drawbacks would include a reduction in the number of securities analysts who follow our common stock and a lack of news media coverage for our company.

    Additionally, we are not using an underwriter to sell this issuance, and cannot guarantee that any broker/dealer will make a market in our common stock. "Making a market" means maintaining buy and sell quotations and being able to fulfill transactions at those quoted prices and in reasonable quantities, subject to various securities laws and other regulatory requirements. The development of a public trading market depends on the existence of willing buyers and sellers, which we do not control. We cannot guarantee that a regular trading market for our common stock will develop after this offering or that, if developed, it will be sustained. The ability to withstand a potential loss of all or a portion of one's investment in this offering should be considered before making an investment decision.

     Our common stock is subject to "penny stock" regulations and broker/dealer practices in connection with transactions in "penny stocks," which are regulated by certain penny stock regulations adopted by the SEC. A penny stock generally is any


/8/

equity security with a price
of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in the security is provided by the exchange or system). In addition, a security will be exempt from the penny stock regulations if the issuer of the security has (i) net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000 if the issuer has been in continuous operation for less than three years; or (ii) average revenue of at least $6,000,000 for the last three years. None of these exemptions currently apply to our Company.

     The penny stock regulations require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the regulations, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock regulations generally require that prior to a transaction in a penny stock the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock regulations. Due to the fact that our common stock will be subject to these penny stock regulations, you may find it more difficult to sell your securities.

Product Demand Risk

     An increase in demand for our products is directly correlated to an increase in oil and gas prices and the increase in activity level for exploration, development and production of oil and gas wells. A drop in oil and gas prices has in the past caused a drop in demand for our
MFC's. This occured during the years of 1998 and 1999 when the per barrel price of oil declined. The lower price did not help justify the high cost of exploration, extraction and production of additional crude oil deposits. Subsequently, the oil and gas industry experienced a contraction in the exploration, development and production activities of oil and gas companies and drilling contractors.

     Price changes cause numerous shifts in the strategies, expenditure levels and purchase patterns of oil and gas companies and drilling contractors. Due to this shift, the decisions to purchase major capital equipment like the type manufactured by Mag-Well, Inc. can fluctuate dramatically. In effect, a drop in demand for our products would likely be the result of a significant reduction in oil and gas prices. The future price levels of oil and gas will have a direct impact on our Company's ability to sell its products, and the level of exploration and production-related activities will play an important role in the growth and profitability of our company, and our ability to continue as a going concern.

Insurance Risk

     Claims for loss of oil and gas production and damages to formations can occur. The liability for equipment being used in the well is associated with the operating company and not the product manufacturer. We may, in the future, be named as a defendant in product liability or other lawsuits asserting potentially large claims due to litigation arising from a major accident or product loss (i.e. oil & gas) at a location where our equipment is used. Regardless, we do not carry any product liability insurance and we do not intend on obtaining this coverage. We are limited to general liability insurance from Hartford Lloyds Insurance Company with a general aggregate limit of $1,000,000, and may not be able to obtain and maintain proper insurance coverage, if required, at levels we deem adequate and at rates we consider reasonable. It is possible that the outcome of these or any other legal and administrative proceedings could effect the ability of our Company to continue as a going concern.

Patent and Licensing Infringement Risk

     On January 12, 1993, the U.S. Patent and Trademark Office assigned patent #5,178,757 for our magnetic fluid conditioner. We are currently planning for additional patents to fully protect our tool, and we are protecting new proprietary technology as trade secrets until appropriate measures can be taken for protection. Our success and ability to compete depends upon the protection of our patent and other proprietary rights that we have developed in relation to the application of magnetics in various MFC tools utilized for treating diesel fuel and water fluids. If we deem that other parties or organizations have infringed on our proprietary property, we will expend money filing suit against such parties or organizations to try to recover any losses incurred by said infringement. If we fail to protect or enforce our property rights successsfully, our competitive position could suffer, which in turn could harm our operating results. In addition, our patent may not provide us a significant competitive advantage.

     We may license our property to third parties whereby we partially develop the MFC tool and agree to grant them the exclusive manufacturing rights to complete and sell our MFC tool under their brand name. We will rely on non-compete and


/9/


non-circumvent provisions (agreements)  to
protect the intellectual property that we currently own and plan to develop. If we believe that a third party, who may be located in a foreign jurisdiction, has infringed on our proprietary technology, we may expend capital defending our property. If unsuccessful, our efforts can result in loss of capital for our operating budget. Third parties may misappropriate our proprietary technology, and it cannot be guaranteed that these provisions (agreements):

  (a)  will provide sufficient protection,
  (b) will limit others from developing products and services that are similar or superior to those of our magnetic fluid conditioner technology, or
  (c) will prevent third parties from copying or obtaining and using proprietary information without our authorization.

     Policing unauthorized use of proprietary and other intellectual property rights could entail significant expense and could be difficult or impossible for our company given our financial state. In addition, we face the risk of third parties bringing claims that a process or feature relevant to our magnetic fluid conditioner violates a patent, copyright or trademark specific to their party. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert our management's attention or require us to enter into costly royalty or licensing arrangements to prevent us from using important technologies or methods, any of which could result in the inability of the Company to meet its financial obligations.

Management Risk

     Our ability to successfully offer our products and implement our business growth strategy requires an effective planning and management process. Our existing management consists of Messieurs William W. Dillard and John D. Corney. Given that Mr. Dillard oversees the management and direction of our company and that Mr. Corney is responsible with regards to the manufacturing and development of our MFC technology, their loss could affect the ability of the Company to continue as a going concern.

     We will continue to increase the scope of our operations domestically and internationally through the hiring and development of a sales force for our target markets. An increased sales force will allow us to attract new customers and provide additional customer support and service. If we are unable to give the proper training, our expectations of increasing our clientele and sales of MFC's could be hindered, and the profitability of our Company reduced.

     We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures. If we experience delays or cost overruns in implementing this system or if this system is not as effective as we anticipate, we could experience significant difficulties in managing our supply chain. In addition, we will need to continue to expand, train and manage our work and sales force. Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties. This anticipated growth and our expected growth in future operations will place, a significant strain on our management and resources.

     Currently, officers and directors as a group directly own approximately 8,738,000 shares of common stock or 70.97% of the approximately 12,313,000 shares of common stock outstanding. Assuming all 5,000,000 shares of this offering are sold, the officers and directors will still directly own approximately 50.47% of the issued and outstanding common stock - giving the individual investor a limited say in matters relating to the Company's direction and management. Therefore, the decision making ability of the acting management team will play a major role in determining the future health of the company.

     Although a portion of the net proceeds of this offering is intended for specific uses, the balance will be available for whatever management deems appropriate for the future success of the company. Generally, this will include:

  (a)  working capital,
  (b)  fees associated with our future capitalization strategy and
  (c)  general corporate purposes.

     Therefore, the application of the net proceeds of this offering is substantially within the discretion of our management. You will be relying on our management and business judgment based only upon limited information about our specific intentions. Achieving our financial and strategic objectives cannot be guaranteed with the application of the net proceeds of this offering.


/10/


Competition Risk

     Our revenues and earnings are affected by:

  (a) a competitive paraffin and scale deposit treatment solutions market,
  (b)  the introduction of new and improved products by competitors,
  (c) increases in the supply of, or improvements in the deliverability of, competing products, and
  (d)  significant price competition.

     Many of our current and potential competitors have longer operating histories, are substantially larger and have greater financial, manufacturing, marketing, technical and other resources. As a result, many current and potential competitors may be better able to initiate and withstand significant price competition or downturns in the economy. They may also have greater name recognition and a larger installed base of products and services. In addition, uncertainties may arise regarding the applicability or cost-effectiveness of products we design and manufacture for use in other industries. Our planned expansion into the water and diesel fuel purification markets may be impeded in a similar manner as detailed above. If we are not be able to compete effectively and profitably, the success of our business, financial condition and operating results would suffer.

Product Acceptance Risk

     While magnetic field technology is relatively new, it is possible that alternative technologies could be developed that would make MFC's obsolete. In addition, magnetic field technology is not completely understood by many engineers and scientists in the global market, and there may be a longer "lag time" or delay than is currently projected before sales increase to profitable levels for our company. This slow acceptance process can be traced directly to oil field workers who have approached this new technology with a great deal of skepticism.
Generally, field-employees-managers of very large oil companies have long established relationships with their vendors and are not likely to adopt new scientific innovations. If the adoption of MFC technology takes longer than anticipated, and these potential revenues are delayed or never realized, our ability to continue to meet our capital requirements would be jeopardized.


/11/


                            USE OF PROCEEDS
     The gross and net proceeds that we will receive from the sale of the common stock cannot be fully determined. The following table shows the use of proceeds in 3 different situations depending on the success of our offering. In each case, we assume our offering expenses will be approximately $ 71,390. These expenses include, but are not limited to, printing advertising, accounting and legal fees and other miscellaneous items. The expenses of this offering shall not exceed a maximum of 10% of the aggregate offering.

  GROSS OFFERING:
                         MAXIMUM           MID-RANGE             MINIMUM
                       $5,000,000          $2,500,000            $500,000
                     Approx.              Approx.             Approx.
                     Dollar               Dollar              Dollar
                     Amount    Prct.%     Amount    Prct.%    Amount    Prct.%
                     -------   ------     -------   ------    -------   ------
  Application of
  Proceeds
  Marketing and    $1,000,000  20.00%   $ 500,000   20.00%  $ 100,000   30.00%
  sales

  Research and       500,000   10.00%     200,000    8.00%          0       0%
  development(a)

  Manufacturing      600,000   12.00%     300,000   12.00%          0       0%
  upgrades

  Office expansion   100,000    2.00%      50,000    2.00%          0       0%

  Offering expenses   71,390    1.43%      71,390    2.86%     71,390   14.28%

  Salaries           500,000   10.00%     350,000   14.00%          0       0%

  Remunerations and  500,000   10.00%     250,000   10.00%     50,000   10.00%
  commissions(b)

  Debt Reduction(c)  250,000    5.00%     100,000    4.00%          0       0%

  Working capital, 1,478,610   29.57%     678,610   27.14%    228,610   45.72%
  primarily general
  &
  Administrative
  expenses
  ----------------------------------------------------------------------------
  Total Proceeds  $5,000,000  100.00%  $2,500,000  100.00%  $ 500,000  100.00%


  Net proceeds,   $4,428,610   88.57%  $2,178,610   87.14%  $ 378,610   75.72%
  after deducting
  offering
  Expenses and
  commissions


NOTES TO USE OF PROCEEDS:

  (a) Currently, patent applications are included in the line item labeled "Research and Development." We believe, however, that given a minimum offering scenario, the proceeds raised will not be sufficient to support additional research and development, nor to cover the costs associated with the filing of new patent applications.

  (b) Should we decide to employ a broker/dealer to underwrite our offering, we may incur selling commissions of $500,000 given maximum, $250,000 given mid-range and $50,000 given minimum offering scenarios. The Company has no plans at this time, nor do we expect to utilize the services of an underwriter. These funds may therefore be reallocated to cover expenses related to the offering with the balance of any remaining funds applied to working capital.


  (c) Any reduction of debt made possible by this offering would be applied to the following in the order assigned: (1) $56,776 balance outstanding on $110,000 original face note 10% due 10/01/2000 (2) $71,062 balance outstanding on $50,000 original face note 10% due 10/01/2000 (3) $47,187.69 balance outstanding on $100,000 original face note 16% due 10/01/2000 (4) $71,899 balance outstanding on Chase Bank variable rate line of credit (5) $52,188.47 balance outstanding on MBNA variable rate credit card (6) $13,978 balance outstanding on American Express variable rate credit card (7) $28,000 balance outstanding on Suntrust line of credit. These figures represent the outstanding debt held by Mag-Well, Inc. as of the date of this filing.

     Our allocation of net proceeds represents our best estimates for their usage. We may reallocate some of the proceeds if our plans change. We have broad discretion as to the application of a significant portion of the net proceeds without having to seek the approval of the investors in this offering. Future events may cause us to reallocate our resources, including cash, for uses not presently contemplated by us. We believe that the maximum or mid-range net proceeds from this offering and revenues generated by planned operations will satisfy our working capital needs for the next 36 to 60 months. If we raise only the estimated minimum proceeds from this offering we may not be able to meet our planned capital requirements.


/12/


                            DIVIDEND POLICY

     We have not paid any cash dividends to date, and we do not anticipate paying any cash dividends on our common stock in the near future. We intend to retain earnings:

  (a)  to finance the expansion of our business,
  (b)  for additional and continued research and development and
  (c)  for other general corporate purposes.

     Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other factors, our:

  (a)  earnings,
  (b)  financial condition,
  (c)  capital requirements,
  (d)  level of indebtedness and
  (e)  contractual restrictions with respect to the payment of dividends.


/13/


                         PLAN OF DISTRIBUTION

     We are offering up to 5,000,000 shares of common stock at an offering price of $1.00 per share. There is no minimum purchase requirement to invest in our common stock. We will sell this offering on a "best efforts" basis through our directors and executive officers, none of whom will receive any commissions or other form of remuneration. Before the commencement of this offering, there are 12,313,000 shares of common stock outstanding. If the shares being offered are sold, we will receive proceeds totalling $5,000,000 given maximum, $2,500,000 given mid-range or $500,000 given minimum offering scenarios before deducting offering expenses and applicable fees. We are issuing these shares according to the federal registration provisions required by the SEC and the Securities Act of 1933.

     Shares will be sold by our officers and directors. Consequently, there can be no assurance that all, or any, of the shares will be sold. As of the date of this prospectus, we have not entered into any agreements  or  arrangements  for  the  sale  of  the  shares  with  any broker/dealer or sales agent. Should we decide to employ these underwriters, we anticipate that we will pay a comission or underwriting fee to such broker/dealers of no more than 10%. Any underwriters, dealers or agents who participate in the distribution of shares may be deemed to be "underwriters" under the Securities Act of 1933, and any discounts, commissions or concessions received by any "underwriters" may be deemed to be underwriting discounts and commissions.

     In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied.

How to Subscribe

     You  can  purchase common stock in this offering  by  completing  a
"Subscription Agreement" (attached as Exhibit 99a) and sending it, together with payment in full to "Chase Bank of Texas c/o Escrow Agent:
Mag-Well, Inc." located in 600 Travis Street, Suite #1150, Houston, TX 77002. All payments must be made in United States currency; either by personal check, bank draft or cashiers check. There is no minimum purchase requirement. Your failure to pay the full subscription amount will entitle us to disregard your subscription. Your subscription is not binding and will not become effective unless and until it is accepted. The Company has 30 business days after receipt to either accept or reject the subscription. Any subscription rejected within this 30-day period will be returned to the subscriber within 5 business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, it cannot be withdrawn by the subscriber. We will notify accepted subscribers within 30 days after the close of the offering.

Minimum Offering

     If a minimum of 500,000 shares are not sold within 365-days following the effective date of the registration statement of which this prospectus is a part, the offering will automatically terminate and all funds received from the sale of the shares will be returned to the purchasers including their pro-rated, accrued interest within 30 days. If 500,000 shares are sold, prior to the expiration of the 365-day period, Chase Bank will release the funds from the escrow account for deposit into the corporate account of Mag-Well, Inc. The Company will continue to sell the offering to attempt to reach the maximum amount of 5,000,000 shares, and subscriber's funds will continue to be deposited in escrow until such time as we decide to terminate the offering period. The Company will make every effort to determine that subscribers are resident in those jurisdictions where Mag-Well is authorized to sell shares.

Conditions of the Offering

     Our offering will expire at 5:00 p.m. Eastern Time, 365-days from the effective date of the registration statement of which this prospectus is a part. It is entirely possible that an investors subscription may be held for this entire period while the Company is soliciting for additional subscriptions. We may terminate the offering at any time during its pendency at our discretion. In addition, if the placement of this issuance were to occur, an investor may experience a decrease in the market value of their securities between the date the offering was closed and the date on which they receive their certificates, and will not receive accrued interest on their money held in escrow.


/14/


                            CAPITALIZATION

     Our capitalization as of June 30, 2000, is set forth in the following table and is adjusted to reflect the sale of the shares being offered. (See "Part F/S: Mag-Well, Inc., Financial Statements").



                                    Pro-Forma   Pro-Forma  Pro-Forma
                                     (b)(e)      (c)(e)     (d)(e)
                           Actual   Minimum     Mid-Range  Maximum
                            (a)     Offering    Offering   Offering
                           ------   --------    --------   --------
Short-Term Debt         $ 623,993  $ 623,993   $ 523,993  $ 373,993


Long-Term Debt          $       0  $       0   $       0  $       0
(Excluding short-term
portion)
                      -----------------------------------------------
Total Debt              $ 623,993  $ 623,993   $ 523,993  $ 373,993

Stockholders' Equity

Common Stock: $0.001
Par value, 20,000,000
shares authorized;
12,313,000 shares issued $ 12,313  $  12,813   $  14,813  $  17,313
and outstanding            12,313

Excess Paid-In-Capital $2,443,335 $2,685,195  $4,483,195 $6,730,695
(e)

Deferred Offering      $(136,250) $        0   $       0  $       0
Costs


Accumulated Deficit $(2,411,603) $(2,411,603) $(2,411,603) $(2,411,603)

                    ---------------------------------------------------
Total Stockholders'   $ (92,205)  $  286,405  $2,086,405 $4,336,405
Equity (Deficit)

Total Capitalization  $  531,788  $  910,398  $2,610,398 $4,710,398
                    ---------------------------------------------------

NOTES TO CAPITALIZATION:

(a)  See "Part F/S: Mag-Well, Inc., Financial Statements."
(b) The pro-forma minimum offering estimates assumes the minimum subscription of 500,000 shares of common stock being sold.
(c) The pro-forma mid-range offering estimates assumes the subscription of only 2,500,000 shares of common stock being sold.
(d) The pro-forma maximum offering estimates assumes the subscription of the entire 5,000,000 shares of common stock being sold.
(e) These figures are net of estimates accounting for commissions and offering expenses, which total $121,390 given minimum, $321,390 given mid-range and $571,390 given maximum offering scenarios.


/15/


                               DILUTION

     "Dilution" represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of our issued and outstanding stock. This is due in part to shares of common stock issued to officers and directors of the Company totalling 8,738,000 shares at par value $0.001 per share versus investor stock purchases from previous transactions that have ranged in the price of $0.05 to $0.50 per share. (See "Part II - Item 26. Recent Sales of Unregistered Securities). Our net book value on June 30, 2000, was a deficit of $92,205 or $(0.007) per share. Assuming all shares offered are sold, and in effect we receive the maximum estimated proceeds of this offering from shareholders, our net book value will be approximately $4,336,405 or $0.250 per share. Therefore, as an investor, you will suffer an immediate and substantial dilution of approximately $0.750 per share while the present stockholders of the company will receive an increase of $0.257 per share in the net tangible book value of the shares that they hold. This will result in a 75% dilution for purchasers of stock in this offering.

     In the event that only the mid-range of the offering is achieved (the sale of 2,500,000 shares), our net book value will be approximately $2,086,405 or $0.141 per share. You will suffer an immediate and substantial dilution of approximately $0.859 per share while the present stockholders of the company will receive an increase in value of $0.148 per share in the net tangible book value of the the shares they hold. This will result in a 86% dilution for purchasers of stock in this offering.

     In  the  event that the minimum offering is achieved (the  sale  of
500,000 shares), our net book value will be approximately $286,405 or $0.022 per share. Therefore, as an investor, you will suffer an immediate and substantial dilution of approximately $0.978 per share while the present stockholders of the company will receive an increase of $0.029 per share in the net tangible book value of the shares they hold. This will result in an 98% dilution for purchasers of stock in this offering.

  The following table illustrates the dilution to the purchaser of the common stock in this offering:

                          Minimum       Mid-Range    Maximum Offering
                           (a)(b)         (a)(b)        (a)(b)
                          Offering      Offering
                          --------      --------      ------------

Book Value Per Share      $(0.007)      $(0.007)        $(0.007)
Before The Offering

Book Value Per Share       $0.022        $0.141          $0.250
After The Offering

Net Increase To            $0.029        $0.148          $0.257
Original Shareholders

Decrease In Investment     $0.978        $0.859          $0.750
To New Shareholders

Dilution To New             98%            86%             75%
Shareholders (%)


NOTES TO DILUTION:

  (a) Dilution figures were estimated using unaudited financial statements for Mag-Well, Inc., dated June 30, 2000.
  (b) The dilution figures are estimated accounting for commissions and offering expenses, which total $121,390 given minimum, $321,390 given mid-range and $571,390 given maximum offering scenarios. Commissions are accounted for given that the company retains broker/dealers in their plan of distribution.


/16/


      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with the financial statements and accompanying notes contained elsewhere in this prospectus.
General

     Since 1988, our focus has been on developing, distributing and marketing magnetic fluid treatment products mainly to the oil and gas industry. We selected this industry in the hopes of obtaining a foothold from which to demonstrate the viability and effectiveness of our products. Therefore, our profitability is heavily tied to our ability to generate sales in this one industry. The demand for our products within the oil and gas industry has been directly affected by the uncertainty of oil prices, mainly the decreasing price per barrel of oil that began in the latter part of 1997. According to Department of Energy statistics, the average domestic price of crude oil was $17.23 per barrel in 1997, $10.87 per barrel in 1998 and $15.56 per barrel in 1999. As oil prices decline the investments made by large oil companies on exploration and refining also decline. A sustained period of depressed oil prices would affect our future gowth unless we are able to substantially diversify our product sales into the industrial water and diesel fuel markets. Although, we have been able to withstand the depreciated price of oil we believe that diversification in our revenue base is necessary to reduce the impact of such decreases in the future.

     In May of 1998, we had 12 employees on salary and 4 full-time, straight-commissioned salesmen. In February of 2000, the number of employees decreased to 4 employees on salary (with 1 electing to defer and accrue his/her salary) and 2 part-time, straight-commissioned salesmen. All of the terminated employees were employed in an administrative and manufacturing role. In addition, we cut back overhead spending in the areas of advertising, research and development and business travel.

     Our internal sources of liquidity are the proceeds received from the sale of our tools. During the fiscal year ending December 31, 1999, there were no firm material commitments that existed for capital expenditures. Subsequently, in February 2000 we entered into a licensing agreement with Petroleum Metallurgic Corporation ("PEMECO") of Venezuela, which we expect to have a positive material impact to our net sales and revenues (see "Subsequent Events"). Otherwise, there are no new uncertainties, trends or events that are expected to have a material impact on net sales or revenues or the continuing operations of the company.

Plan of Operation

     Our post-offering plan of operation for the next 12 months is to expand our sales and marketing efforts in the oil and gas industry, the industrial water treatment industry and the diesel fuel industry. The degree of expansion will depend on the success of the offering. We believe that the cash proceeds from this offering, given a mid-range or maximum scenario, together with forecasted revenue to be generated by expanding sales and marketing should satisfy our cash requirements for the next 3 to 5 years. It is our belief that we have achieved market credibility with most major oil companies due to the viability of our MFC product line. With adequate funding, we will be able to capitalize and expand our business in countries where we have already successfully introduced our tool. In the past, sales personnel were on a straight commission basis. We believe that it will be necessary in the future to hire qualified oil field and industrial sales personnel on a salaried basis with commission to allow for the effective marketing of Mag-Well, Inc. products.

     Currently, we have outstanding quotes from 12 different customers in 12 different countries. The average unit price of an MFC tool ranges from $4,000 to $10,000. Over half of the quotes include multiple tool orders and each quote averages $97,560 exlusive of shipping charges. All quotes combined total $1,937,500. Our quotes are estimated as a result of MFC product inquiries accompanied by the completion of a client information sheet. The initial quotes derived from these client information sheets are not binding but rather approximate the cost of purchase. Presently, 2 of the 12 customers are "new" to Mag-Well, Inc. and have never before used an MFC tool. The remaining 10 customers are returning for additional purchases. As of June 2000, our outstanding quotes included PEMECO, Venezuela and Shell Petroleum, Nigeria. Both
quotes have resulted in sales orders. PEMECO issued an irrevocable purchase order and Shell has paid in full. By employing high-quality, salaried sales personnel (i.e. agents) worldwide, existing quotes can become actual purchase orders.

     If the Company is able to raise the mid-range or maximum proceeds of this offering, we intend to file at least two more patent applications. These patents would apply to variations of our existing tools that have been modified for use in other industries. We anticipate expenditures in the areas of research and development both internally and through the use of an outside independent research institute to aid in testing the viability of our products for use in the diesel fuel and industrial water treatment markets.

     Our manufacturing plant is located in Edinburg, Texas. This plant accounts for all of the products manufactured by Mag-Well, Inc., and requires a minimal amount of capital expenditure (i.e. repair and maintenance of existing equipment) to maintain


/17/


operations.   We  believe
the plant can meet planned production levels for at least the next 2 1/2 years without the need for major upgrades or purchases of new equipment. No plans for reallocating, relocating or expanding our operations currently exists. We will consider equipment upgrades, and other operational strategies to the degree required to meet future, additional demand for our products.

Results of Operations

Six month period ended June 30, 2000 compared to six month period ended June 30, 1999

     For the initial six month period ending June 30, 2000, total revenues amounted to $76,219. This represents a 55% (decrease) from the comparable six month period ending June 30, 1999, whereby we realized $169,111 in total revenues. The decrease was attributable to:

     An order received from Venezuela for $574,000 worth of tools has been manufactured, crated and invoiced. The payment date for this order was originally scheduled for June 15, 2000. The payment date was subsenquently moved to September 7, 2000, and as of the date of this filing we are still awaiting payment. We now require a wire transfer of funds before the tools will be shipped. According to our auditors, we cannot book this into accounts receivable because the tools have not left the factory. We anticipate, in the near future, that the tools will be paid for in full and shipped.

     Cost of goods sold increased from 49% of total tool sales in 1999 to 54% in 2000. Cost of goods sold can fluctuate somewhat based upon the mix of the types of tools sold.

     General and administrative expenses increased by $3,761 or 4% from 1999 to 2000. This increase is attributable to the necessary costs correlated with the increase in servicing the signed contracts in this initial six month period.

     Interest expense increased by $2,875 or 18% compared to 1999 due to increased borrowings on the lines of credit.

     The foregoing factors resulted in a net loss of $89,130 in the initial six month period of 2000 compared to a net loss of $30,063 in 1999.

Year ended December 31, 1999 compared to year ended December 31, 1998

     Total revenue increased $124,423 or 60% for the year ended December 31, 1999 compared to the year ended December 31, 1998. The increase was primarily the result of an increase in orders with the upturn in the oil and gas industry in the latter part of 1999. We attribute our increased revenue to the upward shift in the price of oil per barrel at that time.

     Cost of goods sold was about 52% of tool sales in 1999 compared to 84% in 1998. Cost of goods sold in 1998 included a $53,000 impairment in the value of inventory. The $53,000 impairment is in regards to specialty tools that were manufactured but never delivered due to the decline in oil prices and the lack of demand to initiate sales. The impairment that was recorded in 1998 was necessary to reduce the carrying value of these tools to their estimated market values. No such impairment was required in 1999. Before the impairment charge in 1998, cost of goods sold was 54% of total sales, which is comparable to the percentage in 1999.

     General and administrative expenses decreased by $84,158, or 27% in 1999 compared to 1998. This reduction was a continuation of management's effort to reduce variable overhead costs that began in 1998 in response to a significant reduction in sales volume that began in 1998. As described above, sales volume began to recover in 1999, but management's efforts to reduce overhead continued in 1999. The termination of several employees over this 2 year period contributed to this reduction in overhead.

     Interest expense declined by $10,976 or 25% primarily due to the conversion of a $52,961 note payable into common stock in 1999 and a reduction in the amortization of discount on notes payable into interest expense in 1999 compared to 1998.

     The Company recorded an extraordinary gain on debt extinguishment in 1999 of $18,448 due to the conversion of the debt mentioned above and related accrued interest into common stock with an estimated value that was $18,448 lower than the debt and accrued interest.

     The forgoing factors resulted in a net loss in 1999 of $76,014 and a loss before extraordinary gain of $94,462, compared to a net loss in 1998 of $298,668.


/18/


Subsequent Events

     Since the fiscal year of December 31, 1999, ended, we have experienced subsequent events that we deem to be material to the operations of Mag-Well. Following is a list of those events:

  (a) On February 14, 2000, Mr. N. Mark Varel, resigned his position with the company as Executive VP of International Sales and Marketing in order to pursue other business ventures. Upon his resignation, all agreements between Mr. Varel and any international representatives became null and void, and subsequently, letters were sent to all international representatives and contacts serving notice that Mag-Well Inc.'s commitment to the international community was in tact and moving forward. We have since chosen to honor previous commitments by issuing updated agreements. (See "Exhibit 10e: Sample of Sales Representative Agreement"). The current format and provisions remain the same as the previous agreements with Mr. Varel.

     Agreements between international representatives consisted of the following:

           The representative agrees to:

           1. Assist MagWell in selling product in a specified international territory.
           2. Liaison between MagWell and the customer by transmitting quotes and technical data.
           3. Provide support to the customer before, during and after the installation of the tool(s).

           In return, Mag-Well agrees to:

           1. Advise of sales plans and objectives in the specified territory
           2.   Advise of potential customers in the specified territory
           3.   Provide technical support and data
           4. Pay the representative a percent commission for products sold (exclusive of shipping, handling. customs and miscellaneous charges)

     Furthermore, even with his resignation, Mr. Varel had retained the shares afforded to him upon his employment with us on July 1, 1994. Given effect to a 120-to-1 stock split in February 1999, Mr. Varel has since sold his position of 600,000 shares of common stock in a private transaction to individuals desirous of investing in Mag-Well, Inc.

     In light of Mr. Varel's departure, we believe that we have benefitted from his efforts and have established strong contacts in the international community during his tenure. This is evidenced through the percentage of international sales derived in the years 1997,1998 and 1999 amounting to 46%, 16% and 28%, respectively. The Company does not believe that his departure will negatively impact Mag-Well, Inc.'s ability to service our international clients.

  (b) On March 21, 2000, we entered into a licensing agreement with PEMECO of Venezuela. Under this agreement, we agreed to allow PEMECO to partially manufacture three (3) different types of MFC tools in Venezuela and gave PEMECO the exclusive right to distribute these tools in Mexico and the rest of Latin America. In exchange, PEMECO executed an irrevocable purchase order with Mag-Well, Inc. to purchase 240 MFC tools over a 12 month period. (See "Exhibit 10d: Licensing Agreement with Petroleum Metallurgic Corporation, C.A.").

     Summary of the licensing arrangement with PEMECO is as follows:

       * Mag-Well, Inc. agrees to give PEMECO an exclusive manufacturing and sales agreement for all of Mexico and Latin America for an intial term of 5 years.

       * In return, Mag-Well, Inc. agrees to support sales in Mexico and Latin America in the form of technical papers, oil shows, seminars and work shops to expedite and endorse the distribution of Mag-Well products.

       * Mag-Well, Inc. will provide a full-time, on-site Petroleum Engineer, Hector Partidas, at Mag-Well Inc.'s expense to assist in all areas with engineering and application of the technology.

       * Mag-Well, Inc. will supply PEMECO with completed or partially-completed full bore tubing MFC units in the following sizes: 2 3/8 inches, 2 7/8 inches and 3 1/2 inches. PEMECO will finish manufacturing the MFC, which will consist of threading the tubing with the proper thread types to match the applications and casing the outside of the MFC according to Mag-Well Inc.'s specification.

     At this time, this agreement only covers applications and markets in the oil & gas industry. The agreement does note that Mag-Well, Inc. anticipates an expansion of the agreement to include industrial water treatment tools and diesel fuel equipment.


/19/


  (c) Subsequent to this executed agreement, we have applied to the Export-Import Bank of the United States for approval to guarantee the PEMECO order. The Export-Import Bank of the United States is an organization that helps facilitate international trade commerce by financing U.S. exports. Concurrently, we have also applied to Chase Bank to extend our business line of credit to be able to handle and meet the increased manufacturing costs of this particular order. We believe that twenty tools per month is an optimal amount for our manufacturing capability, and we estimate that an increase of up to forty tools per month can be handled without major renovation to our manufacturing facility.

     As of June 2, 2000, our small business policy application has been approved by the Export-Import Bank. The initial policy period is for 6 months and the aggregate limit is $600,000. The specific guarantee for the PEMECO order is limited to $75,000. We believe that the Export-Import Bank guarantee is not necessary to finance the PEMECO order. Mag-Well, Inc. is currently manufacturing the first order for PEMECO with a due date scheduled for June 15, 2000. As of the date of this filing, the tools have been manufactured and are ready to be shipped. In addition, the material terms of the increase to our Chase Bank line of credit are still under negotiation as of the date of this filing.


/20/


                        BUSINESS OF THE COMPANY

Industry Background

     Our business objective and main focus of operation is to aid oil and gas producers in their efforts to combat the progressive accumulation of paraffin and scale deposits found in pumps, pipes and tubing that restrict the flow of oil and gas. Our process can be especially useful to these oil and gas producers when applied to the extraction of crude oil from the ground. (See photos below). Paraffin is a waxy, crystalline, flammable substance obtained from concentrates of petroleum or shale oil. Scale deposit is a thin, black, scaly incrustation of oxide found forming on the surface of a metal. Together, paraffin and scale deposits reduce a well's production rate, and eventually, if not treated, will completely stop the flow of oil. As a consequence, oil and gas producers suffer the expense of removing these deposits and lose revenue due to periods of downtime in extraction and production.

     Cross-sectional diagram of the build-up of paraffin and scale deposits in pipes:



         <Insert        <Insert
         Picture>       Picture>
         Paraffin        Scale


     Generally, there are three traditional methods to fight paraffin and scale build-up:

     1. Chemical injection - involves using mechanical pumps to inject chemical solvents into oil wells. The injection of chemical solvents slows the formation of paraffin and scale deposits;

     2. Slick line cutting - involves lowering a cutting device into the well to physically remove the build-ups; and

     3. Hot oil or water treatments - involves pumping hot oil or water down the well to melt paraffin build-ups.

     Each of these methods require oil and gas producers to stop production for treatment of the pipes and accompanying equipment, and this downtime translates into lost revenues for these companies.

     There are two additional treatments currently being employed to combat the build-up of paraffin and scale deposits:

     4. Microbes or micro-organisms - whereby microbes are placed downhole at the oil and water contact point. The microbes secrete substances that act as paraffin inhibitors which slows or interferes with their build-up. Unfortunately, the microbes are living organisms, and only work in certain environments. They are unable to work with chemical injection or hot oil/water treatments; and

     5. Magnetic fields in equipment, known as magnetic fluid conditioners ("MFC's") - MFC's increase fluid production by passing the fluid through strong magnetic fields. These magnetic fields inhibit the formation and progressively reduces the build-up of paraffin and scale deposits.

     Currently, there is no formal reporting available to quantify the percentage attributable to each of the described treatments within the scale and paraffin solutions market.

Mag-Well Patent and Product Description

     The MFC is a magneto hydrodynamic generator specifically designed for the magnetic treatment of precipitating fluids in producing wells. Magneto Hydrodynamic Generation is the process by which fluids are directed across a series of magnetic circuits causing a reaction to solids in fluids (i.e. paraffin and scale) thereby inhibiting the formation of solids. Fluids are directed across extremely powerful, controlled magnetic fields. This process alters the growth of paraffin crystals and scale, thereby inhibiting the formation of solids in the well and surface equipment.

     We own a United States patent for our magnetic fluid conditioner that was assigned to us January 12, 1993. Our magnetic fluid conditioner technology is protected under United States Patent No. 5,178,757. Our equipment is designed for the magnetic treatment of fluids like oil and water that have a depositing tendency. Deposits cause blockages to form and subsequently slow or halt fluid movement. The following are specific fluid applications for our magnetic fluid conditioner:


/21/


  (a)  oil well production,
  (b)  diesel fuel treatment,
  (c)  industrial water, and
  (d)  other fluids utilized in processing.

     Deposit formation in fluids increase energy costs, damage equipment
and  decrease  the  amount a system can produce.   Our  equipment  is  a
treatment for:

  (a) removing and preventing the build-up of solid scale and paraffin deposits in oil wells;
  (b) treating combustible fuels such as diesel, which improves engine efficiency while reducing emissions;
  (c) treating industrial water in order to reduce scale build-up (frequent in heat exchange and chemical processes); and
  (d) the treatment of commercial buildings for hard water to reduce scale build-up that damages the plumbing system.

     The body and shell of the magnetic fluid conditioner are constructed with 300 series stainless steel. This 300 series stainless steel is corrosion resistant and contains at least 12% of the element chromium. As long as the product is able to operate in a corrosive-free environment, the MFC is designed to withstand 20 years of service under normal conditions. The casing of the tool can also be made of titanium for use in highly corrosive environments. Inside the equipment are a series of magnetic circuits creating an amount of power per unit area ranging from 1000 to 8000 Gauss (Gauss is the unit of measure for magnetism). We have the option of adjusting the Gauss strength depending on the application. For example, a water application may only require 1000 Gauss and a diesel fuel application may require 8000 Gauss. One hundred percent of the fluids produced pass across the magnetic circuits, which prevent the crystallization of paraffin and scale deposits inside the slot passage that all fluids flow through (venturi).

     Listed below are a few of the strengths and weaknesses associated with our magnetic fluid conditioner technology:

     Strengths

  (a)  Our equipment requires no electrical or external power.
  (b) Our technology is patented and our trade secrets are difficult to duplicate.
  (c) Our magnetic fluid conditioner offers savings by reducing treatment costs. A reduction in treatment costs may increase a user's revenues by improving the flow properties of the well, and reducing production downtime.
  (d) Our magnetic fluid conditioner may improve oil flow in cold weather.
  (e) Our magnetic fluid conditioner removes existing scale and inhibits the formation of new deposits in pumps, tubing, heat exchangers, separators and other equipment. In addition, it reduces corrosion by eliminating scale that causes "under-deposit pitting". This is an occurrence where corrosive elements in the fluid trap scale against the pipe causing the ultimate failure of the pipe.

     Weaknesses

  (a) Our product may not provide the results our client requests or requires. To some extent, praffin and scale problems vary in degree. Severe build-ups due to these agents may require a combination of solutions (i.e. our magnetic fluid conditioner along with chemical treatments).
  (b) The use of MFC's is relatively new to the treatment of scale and paraffin build-up. With any new product or technology introduction, the new product or technology receives resistance during its initial commercialization. There are pundits who oppose the magnetic fluid conditioner technology.
  (c) There are a lot of corrosion inhibitors and different types of chemicals that still need to be used to treat depositing agents, especially in the oil industry.

     Anecdotal Proof

     We have accrued numerous field, case study anecdotes conducted by oil industry leaders, as well as published articles that have recognized magnetic fluid conditioning technology to be a cost-effective and environmentally sound solution to the paraffin and scale deposit problems. These case studies and published articles were prepared in response to equipment that we sold to client companies (who in turn did their own analysis and supplied us with a copy of their analysis). We did not pay any of the client companies to conduct any of these case studies.


/22/


     Manufacturing Process

     In order to manufacture our equipment, we purchase several components that are used in the final MFC product. These components consist of the following:

  *    varying sizes of tubing and pipe,
  *    solid round bar,
  *    carbon steel,
  *    stainless steel, and
  * special sizes and kinds of rare earth magnets (depending on the application).

     Our manufacturing process consists of machining, welding, and assembling these components to produce the final product. The magnets are placed within the equipment so as to contain and focus all of the magnetic force within the equipment. Although our component suppliers are limited in number, they are located in the U.S. and materials are readily available.

Definition of Success

     It is important to understand what we call the "Definition of Success," as the MFC is a mechanically installed tool but serves no
mechanical  function.   The  function of  the  tool  is  to  treat,  or
condition, the fluid. To establish the "Definition of Success," the end-user must first be given reasonable expectation of potential benefits to be gained from the MFC. As a result of the treatment, the response to be witnessed could be one or a combination of the following fluid characteristic(s) changes:

  (a) increase in percentage of asphaltic or paraffin content in fluid samples taken down stream of the MFC treatment;
  (b) reduction of cloud point temperature, which is the point at which solids in a solution begin to form;
  (c) softening of the post-treated, naturally-occurring deposits when compared to solids that have separated out of a solution as a result of a chemical reaction before treatment;
  (d)  reduction in fluid's resistance to flowing or fluid viscosity;
  (e) reduction of wax accumulation in pipes to and from wells, pipes to and from tanks and associated downhole equipment such as gas lift valves, pumps and pump rods. Gas lift valves are a recovery method that brings oil from the bottom of a well to the surface using compressed gas. Gas is pumped to the bottom of the reservoir where it mixes with the fluid, expands it through a valve and lifts the fluid to the surface. Pumps are devices that are installed inside or on a production string (small diameter pipe) that lifts liquids to the surface. Pump rods assist in the working of the pumps;
  (f)  reversal of existing depositions;
  (g)  reduction in the water content found in base, sediment and water
       ("BS & W")

     Our MFC "Definition of Success" of Organic Deposition: One or some combination of all of the above events will be witnessed as a result of magnetic fluid conditioning. The result of one or more of the illustrative fluid changes creates a positive change in the flow characteristics of the produced fluid. The treatment result(s) provides an increase in the rate at which natural resources (i.e. oil &
gas) are taken out of the ground per annual producing hour, coupled with a decrease in deferred production, flattens the projected annual deferred production profile when compared to the "before treatment" experience. The resulting increase in producing hours is economically enhanced with the: (1) reduction or suspension of planned conventional treatments; (2) reduction of continuous or batch chemical treatments;
(3) reduction of time required to utilize devices termed "pigs" used to remove deposits as a result of less build-up and softening of new deposits; (4) non-producing hours as a result of mechanical failures are reduced due to diminished deposits and softening consistency causes less physical stress and torque failures of equipment; (5) less electricity consumption due to reduction of restrictive pressure drops created by deposits. The combination of all these conditioned fluid enhancements could result in the return of the initial capital invested within the first year of use.

     In addition, all our MFCs are guaranteed for satisfactory performance, workmanship and materials for 1 full year from the date of shipment. Should any manufacturing defects be observed during the guarantee period and upon proper company examination, the MFC will be repaired free of charge. Should any tampering with the MFC be evident to the company, then the guarantee shall not be valid.

     Each MFC is custom designed and fabricated to the specifications of each well, as provided by the client. Should the MFC not perform satisfactorily then we shall have the option of installing the MFC in another well of similar conditions and dimensions before taking the MFC back. If it is determined that the MFC is not performing as warranted, then we agree to accept return of the MFC.


/23/


Target Markets

     We market our MFC tools mainly to oil and gas producers in the oil and gas industry. But we are expanding our marketing efforts, on a limited basis, to apply our MFC technology to:

     1. Diesel fuel markets on which trucking and marine shipping companies heavily rely; and
     2. Industrial processing markets which entails heat transfer surface equipment, water towers and hot water systems.

     The diesel fuel and industrial processing markets have been targeted because they each can potentially benefit from the use of our magnetic fluid conditioning technology applications currently used in the oil and gas industry. We believe that the use of our tools can increase production efficiency by minimizing downtime and reducing costs related to cleaning, repair or replacement of equipment due to scale and paraffin build-up. We must state that our penetration into the above market segments has been minimal to date and is not a material source of revenue for our operations.

     Oil & Gas Treatment

     Companies servicing oil and gas producers include:

     1.   Downhole Completion Equipment Companies;
     2.   Logging/Perforating or Testing Companies;
     3.   Workover Rigs/Service Companies; and
     4.   Fluid/Chemical Injection Companies.

     MFC's and the other methods of treating paraffin and scale deposits are also classified under the oil & gas equipment and services industry. According to a "Standard & Poor's - Oil & Gas: Equipment & Services Industry Survey" (June 17, 1999), it is estimated that the market for servicing oil and gas producers is in excess of $100 billion per year. This figure is approximately equal to the total capital expenditures of oil and gas producers. Calculating the amount of these expenditures directly related to addressing the problems associated with scale and paraffin removal cannot be determined to any great extent. Therefore, we estimate that oil and gas producers will spend approximately 1% of that total to repair pipe damage caused by scale and paraffin deposits. This estimate is based solely on our past experience, and relationships with oil and gas producers whom we have come in contact with throughout our years servicing the oil and gas industry. We believe our company is poised to capitalize on that 1%. (See table below).

  Table of the Thirteen Largest Markets Based on Producing Well Count
  -------------------------------------------------------------------
         Country    Producing  Poten-  No. of   Average   Mkt. Size in $
            (1)       Wells    tial    Tools/   Unit          (5)
                       *       MFC     Mkt      Price
                               Mkt.     (3)      (4)
                               Size
                              (1)(2)
                   -------    -----   -------  -------    --------------
           USA     563,160    25% e   140,790  $ 4,000     $ 563,160,000


           CIS     123,970    25% e    30,992  $10,000     $ 309,160,000
         (former
         Soviet
         Union)
            e

          China     72,328    25% e    18,082  $10,000     $ 180,820,000
            e

         Canada     48,258    25% e    12,064  $10,000     $ 120,640,000


       Venezuela    14,694    25% e     3,673  $10,000     $  36,730,000
            e

       Argentina    13,964    25% e     3,491  $10,000     $  34,910,000


       Indonesia     8,661    25% e     2,165  $10,000     $  21,650,000


         Brazil      6,888    25% e     1,722  $10,000     $  17,220,000


         Mexico      3,507    25% e       876  $10,000     $   8,760,000

          Peru       4,031    25% e     1,007  $10,000     $  10,070,000


        Trinidad     4,113    25% e     1,028  $10,000     $  10,280,000
        & Tobago

        Colombia     3,038    25% e       759  $10,000     $   7,590,000

          India      3,930    25% e       982  $10,000     $   9,820,000
                   -------                                --------------
          Total    870,542                                $1,331,570,000



            *Source:  Oil and Gas Journal, December 20, 1999


/24/


     Notes to Table of the Thirteen Largest Markets Based on Producing
Well Count:

     (1)  (e) - estimate
     (2) Industry estimate factor of 25% of producing wells affected by paraffin and scale deposits is a subjective determination. It was derived through our network of relationships with oil and gas industry participants, our experience in evaluating oil fields for this product and an excess of over 100 oil producing clients whom we have worked with throughout our operating history.
     (3) The figures have been estimated by multiplying the "producing well" counts of each country and our 25% industry estimate factor of those wells being affected with deposition problems. It should not be assumed that a Mag-Well, Inc. Product would be purchased in all cases.
     (4) The average unit price of Mag-Well, Inc.'s MFC equipment is $4,000 USD domestically and $10,000 USD internationally. There is currently no statistical information relating to the average unit price for the industry as a whole. Therefore, no inferences can be drawn as to whether Mag-Well, Inc.'s average unit price is above or below the industry average.
     (5) The market size in $ for each country was calculated by multiplying the respective number of tools per market with the respective average price point established by Mag-Well, Inc.

     Based on this table, we forecast an estimated oil and gas market for our equipment totalling approximately $1.3 billion. This does not necessarily mean that we will be able to successfully realize this entire revenue potential. In fact, our best revenue producing year was 1997 when we generated $923,742 in MFC product sales. Also, in reference to the table, we have sold MFC equipment to eleven of the thirteen countries, excluding Columbia and Peru, since commencement of operations in 1988.

     Diesel Fuel Treatment

     Business practices have placed more emphasis on transporting freight via the road and seas. As a consequence, more regional and local delivery companies are purchasing Class 8 size vehicles (or 18-
wheel long-haul trucks as they are more commonly known). Trucking and marine shipping companies rely mainly on the use of diesel powered transportation vehicles to transport freight. Today's increasing environmental concerns, and a desire to decrease fuel costs have led many of these companies to look for ways to decrease the amount of diesel fuel they consume. We believe that the installation of our MFC will result in savings due to the incremental reduction of diesel fuel consumption. The following market data displays the market potential available for the MFC fuel equipment:

  (a) According to the U.S. Department of Transportation, Bureau of Transportation Statistics, National Transportation Statistics 1999, there are approximately 7 million trucks in the U.S. alone, to date;
  (b) According to the U.S. Department of Energy, Energy Information Administration, on-highway diesel consumption has increased annually reaching an estimated 33 billion gallons in 1999 (See table below); and

     The following table demonstrates the increase in use of diesel fuel in the United States, for the period 1994 to 1999.

    Total Estimated Fuel Consumption  (Thousand Gasoline-Equivalent
                               Gallons)
    -----------------------------------------------------------------
 Fuel      1994       1995       1996       1997(1)     1998(1)(2)  1999(1)(2)
-----      ----       ----       ----       ----        ----        ----
Diesel  27,293,370  28,555,040  30,101,430  31,949,270  32,460,640  33,111,570


 Source: U.S. Department of Energy, Energy Information Administration

     Notes to Total Estimated Fuel Consumption:

     (1)  These estimates have been revised.
(2)  These estimates are preliminary totals.

     Given that it is a necessity to consume diesel fuel to operate a diesel engine and that diesel operators' are desirous of improving fuel efficiency, we believe our diesel MFC is a tool that can help achieve this end. We believe that based on market data and initial, internal anecdotal case studies using equipment manufacutered by Mag-Well, Inc., we will be able to penetrate the diesel fuel treatment industry. Initial pricing for our diesel fuel MFC is $1,000 per unit. Initial revenues derived from the diesel fuel treatment market have been insignificant and are immaterial to date.

     Microbial Contamination (Algea)

     Hydrorcarbon distillates such as diesel fuel, gasoline fuel, jet fuel and hydraulic oil are oganic fluids. They are food for bacteria, fungi, yeast and mold that deteriorate the quality of the fuel. Microbes can be airborne or waterborne (water is always present in fuels). Modern refining techniques, additives, fuel storage and transport systems all contribute to contamination and are determining factors in the shelf life of fuel. Additives, in particular those rich in nitrogen and phosphosrus, enhance microbail growth and accelerate the breakdown of fuel.


/25/


     How the Diesel MFC Works

     Microbes are very small, one-celled organisms - a membrane filled with cellular fluid and electrolytes. Their metabolism and reproduction depend on an electric balance over the cell membrane. Any disturbance to this delicate balance is detrimental to the cell's life-sustaining functions. The process of converting kinetic energy into electrical energy by means of a magnetic field is known as induction. The diesel MFC provides a magnetic treatment chamber through which the microbes move, providing kinetic energy. This causes an electric current that disrupts the electrical balance of the cell membrane thus killing the microbes and decontaminating the fuel. The tool is installed in-line with the intake process of diesel fuel to be used in combustible engines. The diagram below depicts the installation of the diesel MFC:

                     <Insert Installation Diagram>

     Heat Transfer Treatment

     Heat exchanger fouling is caused by the initial deposition and subsequent accumulation of unwanted material on a surface area where air transfers from hot to cold. Fouling impacts the performance of heat transfer. The unwanted deposits have low thermal conductivity (ability to transfer heat), which increases the resistance to heat transfer and reduces the thermal efficiency of the heat transfer surface.

     Traditional methods of removing deposits from heat transfer areas are costly and require the replacement of existing equipment. Through initial successes using our equipment, the water MFC can rectify a wide variety of scaling and depositing issues economically without the replacement of existing equipment. Our initial revenues derived from this market have been insignificant and are immaterial to date.

     Benefits of Water MFC

     Our water MFC equipment is able to retard scale formation in heat exchange processes and may produce the following benefits:

  (a)  reduced maintenance costs through less frequent cleaning;
  (b) minimization or elimination of hazardous cleaning operations and disposal of hazardous cleaning chemicals;
  (c) capital cost reduction with the elimination of heat transfer equipment over-sizing and/or redundancy;
  (d) lower energy cost due to reduced pumping power requirements to overcome tube plugging by fouling solids.



                        <Insert Water Diagram>
                 Water MFC installed in a water tower


/26/


     Alternative Applications of the Water MFC

     Our water MFC can be used in commercial building to reduce calcium and other forms of scale from damaging pipes in large buildings and manufacturing complexes. The annual expenditure in the chemical treatment of water may also be minimized through the use of our water MFC.

     Our water MFC can also apply to the treatment of hard water for homes. There will be a more efficient design and installation of the residence's plumbing collage, fewer destroyed pipes, less clog filtering and an increase to the life of the water heater. The majority of our efforts, however, have been focused on industrial uses for our equipment. Making our products cost-efficient for home use will take more research and development. At present, we have no material plans in place for expanding the use of our products into the home market.

     Further utilization of the water MFC can be applied to desalination plants, nuclear power plants and the food processing industries. Desalination plants suffer from scale problems due to the large amounts of water processing and heat transfer. Nuclear power plants suffer from similar water processing problems as desalination plants, and have water storage issues that can benefit from MFC treatment. In food processing industries, the MFC equipment is marketable due to the restrictions on chemical usage. Other alternative applications include unique forms of process-oriented, biological manufacturing. We mention these other usages only to show the vast potential applications for our products.

Business Growth Strategy

     Principal elements that are essential to our growth strategy are as follows:

     Regional Sales Representation

     We seek to recruit and develop a professional sales force who have previous experience in selling to each of the target markets we hope to penetrate. Through these established relationships, we hope to ensure the proper introduction of the our magnetic fluid conditioner into each market. Also, we believe that by instituting regional sales teams we will enhance our Company's ability to provide quality customer support services, and at the same time allow us to react quickly to changes in local markets and customer demands. It is our intention to develop strong relationships with our customers and prospective customers to attempt to identify and anticipate their needs.

     Alternative Financing Programs

     We will attempt to assist clients desirous of obtaining financing to purchase our MFC equipment. We do not personally provide financing for our customers, but rather help them to coordinate this process with an outside leasing agency. Leases are obtained by clients who cannot afford to pay a lump sum amount for multiple equipment orders. The development of this alternative financing program will allow us to close more substantive contracts and generate more predictable revenue streams. Under this program, the customer will make fixed payments that are typically less than their current treatment expenditures. To date, revenues attributable to this alternative financing program are minimal.

     Pursue Strategic Acquisitions and Alliances

     We believe that there are numerous opportunities to acquire other businesses with:

  (a)  established bases,
  (b)  compatible operations,
  (c) experience in additional or emerging magnetic fluid treatment services and technologies, and
  (d)  experienced management.

     We believe that these acquisitions, if successful, will allow us an opportunity to increase our revenue and income growth. At this point in time, we logically cannot pursue such a strategy given our present financial condition.

Marketing Strategy

     Following the completion of this offering, we intend to expand the scope of our marketing and distribution channels and to enhance our ability to identify, reach and retain a broad range of customers through:


/27/


  (a)  a focused marketing approach,
  (b)  various advertising and media channels, and
  (c)  a targeted market education.

     Our  intention  to  implement  a marketing  campaign  will  educate targeted decision-makers on our magnetic fluid conditioner technology and help them realize the benefits and reliability obtained through its use. Our marketing campaign will coincide with the hiring of sales staff so as not to outsell the ability to maintain quality customer relationships. The industry focused marketing campaign is intended to leverage our sales efforts by qualifying customers needs and interests before a salesperson sets an initial meeting. It is our objective that the campaign will increase brand visibility and product awareness. To implement this campaign, we will need the following:

  (a)  mailing or publishing firm,
  (b)  client tracking database system, and
  (c)  printed marketing material.

     Advertising

     Industry journals offer a direct communication vehicle to decision-makers in each of our target markets. For example, the petroleum industry offers several major magazines aimed at decision-makers in the oil and gas industry. We may utilize previous advertisements to run current ads in these publications. In addition, we intend to hire a leading marketing and advertising firm to maximize our communications impact. Ad placements in industry journals and magazines will create brand awareness and increase perceived product efficacy, which will in turn support the direct efforts of our company's sales force.

     In addition, we have implemented and are generating new business leads from our Internet web site at www.magwell.com. A "Customer Information Sheet" can be found on the website that enables customers to compile their specific product requirements prior to speaking with a sales representative. Future plans include the addition of a "Monthly News Page." This page will cover a different story each month describing a client's success with our product and will also summarize press releases and published articles covering our progress.

     Additionally, we have plans to pursue networking opportunities, because the oil industry offers hundreds of conferences, seminars and meetings for all industry segments each year. We have designed a portable exhibition center that will be used for major conferences, such as the annual Offshore Technology Conference held in Houston, Texas.

     Another channel we intend to develop is public relations. Generally, magazine editors find space to cover topical issues that include their advertisers. It is our intent to utilize press releases to announce:

  (a)  major clients,
  (b)  new countries where our MFC equipment is introduced
  (c)  and other success stories.

     Executive assistance from strategic partners, major customers and research institutes will assist in making appointments with trade journal editors for our representatives. In addition, we plan to utilize the PR Newswire to generate broad interest in application of magnetic technologies.

     Education

     Magnetic fluid conditioner technology is in its infancy. We will need to educate potential clients of the applications and benefits of this technology. The implementation of our marketing campaign will be aided by tools to educate the market on magnetic fluid conditioner enhancement. We will utilize an interactive CD-ROM video and regional seminars as mediums to reach potential clients. We hope to expand our market size and create new business opportunities by educating potential clients as to the benefits of using our technology.

Operations Strategy

     Our initial operating objectives following this offering are to:

  (a)  develop and expand our organizational structure;
  (b)  further product(s) research and development;
  (c)  increase geographical sales coverage; and


/28/


  (d)  implement an aggressive marketing campaign.

     In addition, obtaining increased manufacturing efficiency and cost-effectiveness from our existing operations are core to our objectives. This will result in increased productivity and lower operating costs. Additionally, cost and process improvement programs will be implemented to:

  (a)  reduce delivery time,
  (b)  increase distribution capacity,
  (c)  continue customer orientation and
  (d)  improve process control.

     Organizational Development

     We intend to staff several positions key to implementing our growth strategy. Due to the increased need for investor relations and business reporting, a Chief Financial Officer will be hired. In addition, a Vice President of Sales and Marketing will be retained, who will be responsible for staffing and managing the Sales Department. It is our belief that the addition of these and other key staff positions will prepare us to develop and manage revenue growth.

     Facilities and Equipment Upgrade

     We currently seek to maximize internal growth through the maintainenance of our facilities, machinery and equipment. Given the ability to generate adequate capital, we hope to modernize and improve our facilities to respond to competition resulting from changes in industry standards with the objective of focusing operations on increasing production capacity and efficiency. In addition, we plan to develop material handling and processing systems because we recognize that efficient systems (not just efficient equipment) increase productivity.

     Engineering and Product Development

     It is our intention to continue product research and development that will allow us to pursue additional patents to fully protect our proprietary technologies. Our research and development efforts will focus primarily on: (i) enhancing the magnetic fluid conditioner and its reliability and (ii) assisting our sales organization and customers with special requirements and products. For the past 2 years we have not been able to expand our research and development efforts due to limited capital budgeting.

     Geographical Coverage

     Given the completion of this offering and the receipt of adequate funding, we plan to hire, train and place 2 salespersons every few months. The sales staff will be hired in their respective regions to open both domestic and international offices. Regional demand will determine which areas will be opened first. The strategic placement of salespersons will reduce travel expenses and increase the personal contact with existing and potential clients.

Business Condition

     For the year ended December 31, 1997, we had $923,742 in gross revenues. It was obvious that we needed to expand and diversify our operations into other markets in order to increase our revenue base. We began modifying our MFC equipment utilized in oil wells by applying our technology to scaled-down magnetic fluid conditioning equipment used in diesel fuel and industrial processing treatments. An oil and gas industry downturn occurred within the latter half of 1997, which continued on into the 1998 and 1999 calendar years, whereby the price per barrel of oil decreased. This decrease in oil price hindered our ability to continue research and development activities due to financial constraints. In addition, Halliburton Energy Services was a material customer who accounted for 33% of total sales in 1998, with whom we subsequently had terminated our distribution arrangement on July 8, 1998.

     With over a decade's worth of experience marketing and selling our magnetic fuel conditioners, we have amassed a number of internal anecdotal case studies that support the efficacy and viability of the magnetic fluid conditioner. We continue to believe that the MFC equipment and technology are viable alternatives to costly chemical treatment processes encountered in the oil and gas, transportation and industrial processing industries. We believe that the capital raised through this offering will allow us to continue our focus on the oil and gas industry while allowing us to diversify our business into the transportation (i.e. trucking and marine) and industrial processing (i.e. heat exchanger, water purification) market segments.


/29/


Facilities

     Our office is located at 404 Lakeview Drive, Boerne, Texas 78006. An officer and director at no expense provide this office to us. In addition, our manufacturing facility is located at 122 East Wisconsin, Edinburg, Texas 78539, and is comprised of 4,000 square feet. There is an outside fenced storage yard and parking lot approximately 1 acre in size. We currently lease these facilities at a rate of $1,062.00 USD per month, which expires on January of 2001 with a 90-day notice of cancellation or renewal. If additional facilities are needed, we believe that suitable expansion space is available to meet our future needs at commercially reasonable terms. Currently, our offices and manufacturing facility provides sufficient workspace to continue with operations. (See "Exhibit 10c - Manufacturing Facility Lease Agreement").

Employees

     We currently have 6 full-time and 2 part-time employees. Within the first 12 months of operations following the successful completion of this offering, we expect to have approximately 10 full time employees. Our employees are currently not represented by a collective bargaining agreement, and we believe that our employee relations are good. We have entered into employment contracts with Messieurs William W. Dillard, Jr., and John Corney. (See "Executive Compensation").

Legal Proceedings

     To our current knowledge, no current or pending litigation, and no claims or counter claims involving us as a plaintiff or a defendant exist.


/30/


                              MANAGEMENT

     The following sets forth certain information with respect to the executive officers, directors, key employees and advisors of our company as of the date of this prospectus:

     NAME             AGE       POSITION
     ----             ---       --------
     William W.        49       President and Chief Executive
     Dillard, Jr.               Officer

     John D.           53       Chief Operations Officer
     Corney

     Fawaz Mourad      48       Director


     William W. Dillard, Jr., President and CEO - Our Chief Executive Officer, William W. Dillard, Jr., has more than 20 years of business management and entrepreneurial experience. Mr. Dillard graduated from the University of Mississippi before starting in the real estate business in Dallas, Texas. He founded "Dillard & Associates," a commercial real estate firm that owned and managed real estate investment projects. As a Commercial/Industrial Real Estate Broker, Mr. Dillard was involved in every facet of the business, including industrial site selection for many major industrial users, industrial leasing and development, shopping center development, re-development, leasing and management, apartment re-development and management and land sales, ownership, and development. His company was one of the larger commercial brokerage companies in Dallas. Mr. Dillard's experience also includes acquisitions and divestitures for large finance and publicly owned companies in the process of restructuring. During the 1980's, several large companies and financial institutions utilized Mr. Dillard's experience to assist in the disposal of excess real estate holdings. In 1990, Mr. Dillard became President and majority stockholder of our company by providing the "seed money" to help develop and test-prove the magnetic fluid conditioner's effectiveness, as well as start the current manufacturing facilities located in Edinburg, Texas. As a co-founder of the company, Mr. Dillard has developed successful methods and strategies for the sale of the MFC.


     John D. Corney, Chief Operations Officer - John Corney, the inventor of Mag-Well's magnetic fluid conditioner, was educated in Australia at the University of Queensland (he graduated in 1961) where he specialized in electronics and geophysics. He is considered an expert and one of the world's most knowledgeable individuals in magnetic fluid technology and has published many articles and papers on Magnetic Fluid Treatments, including the Southwest Petroleum Short Course Paper presented at Texas Tech University in 1993. Prior to founding Mag-Well, Inc., in June of 1988, Mr. Corney was employed with the Hydroworld Corporation (circa 1980-1988) and held the positions of Vice President and Design Engineer. During his tenure, he headed the design and manufacturing of MFC's for industrial water treatment and technical sales. In addition, for seven years (1963-1970), Mr. Corney was a field engineer for a major geophysical exploration company (United GeoPhyiscal Corporation) specializing in the development and operation of magnetic playback centers.

     Since founding the company, Mr. Corney is in charge of design, research and development, and manufacturing. His early work with magnetic and water treatment led directly to his development and application of MFC's for the treatment of oil wells. His work led to the patent now held by Mag-Well. Mr. Corney has worked diligently in developing and expanding Mag-Well's patented MFC technology and trade secrets. Additionally, he has redesigned the production process of the MFC to improve the product line's gross margin.


     Fawaz Mourad, Director - Mr. Mourad was born in London, England, and now lives in Beirut, Lebanon. Mr. Mourad has a Master's Degree in Business Administration from the University of Southern California and a Joint Honors Degree in Physics and Chemistry (Bachelor of Science) from the University of Manchester in the United Kingdom. He presently is co-owner of one of the largest Middle Eastern oilfield distribution and service companies, Al Fardouss International. In addition, Mr. Mourad is a co-owner of Envirotech, a full-service engineering company providing enviromental alternatives to major industries throughout the Middle East. Mr. Mourad's businesses operate in Egypt, Lebanon, Oman, Yemen, Syria, Lebanon and the United Arab Emirates.

     Mr. Mourad became a Director of Mag-Well, Inc. on August 31, 1995, and brings forth 15 years of experience in marketing and providing services to the oilfield and industrial markets in the Middle East. He is a member of the International Chamber of Commerce in Lebanon and Syria, and is a member in Egypt's International Economic Forum in Cairo.


/31/


NOTES TO MANAGEMENT:

  (1) Officers serve at the discretion of the Board of Directors. Directors are elected for 1 year terms until their successors are elected and qualified. This election is at the annual meeting of shareholders that is presently scheduled for a day in the month of April in each year, beginning with the year 1989, unless a decision to choose another date is fixed by the Board of Directors.

  (2) None of our executive officers or directors have been the subject of any order, judgment or decree by any federal or state agency that would prevent him/her from acting as an investment advisor, underwriter, broker or dealer in the securities offered.

  (3) Effective February 14, 2000, Mr. N. Mark Varel (Executive Vice President of International Sales and Marketing) resigned his position with the company in order to pursue other business ventures. We expect to hire a replacement for the vacated post within the next 12 to 24
     months.   (See  "Management's Discussion and Analysis -  Subsequent
     Events").

Limitation of Director's Liability

     Our "Articles of Incorporation" eliminate, subject to certain exceptions, the personal liability of directors to the company or our shareholders for monetary damages for breaches of a directors' duty of care or other duties as a director. Our "Articles of Incorporation" do not provide for the elimination of or any limitation on the personal liability of a director for:

     (a) any appropriation, in violation of the director's duties, or any business opportunity of the company,
     (b) acts or omissions that involve intentional misconduct or a knowing violation of law,
     (c)  unlawful corporate distributions or
     (d) any transaction from which the director received an improper benefit.

     In addition, our Bylaws provide broad indemnification rights to directors and officers so long as the director or officer acted in a manner believed in good faith to be in, or not opposed to, the best interests of the company; and with respect to criminal proceedings, if the director had no reasonable cause to believe his or her conduct was unlawful.

     These provisions of the "Articles of Incorporation" and "Bylaws" generally limit the remedies available to a you, as a shareholder, who may be dissatisfied with a decision by us. We have been advised that, in the opinion of the SEC, indemnification for certain directors, officers and controlling persons of our company in accordance with the foregoing provisions explained and listed above is unenforceable.


/32/



                        EXECUTIVE COMPENSATION

     The following table sets forth all compensation paid to our executive officers for the calander years of 1998 & 1999:

          Annual Compensation                Awards        Payouts
---------------------------------------  --------------  ----------------
Name &                            Other   Restr  Securit  Long-Ter  All Ot
Principal                         Annual  icted  ies Und  m Incent  her Co
Position                          Compen  Stock  erlying  ive Plan  mpensa
             Year  Salary  Bonus  sation  Award  Options  Payouts   tion
                      ($)    ($)     ($)              (#)     ($)       ($)

William W.   1999  60,000      0       0        0      0       0         0
Dillard, Jr.

President    1998  60,000      0       0        0      0       0         0
and CEO

John D.      1999  60,000      0       0        0      0       0         0
Corney

Chief
Operations
Ofcr.        1998  60,000      0       0        0      0       0         0

-------------------------------------------------------------------------



     The following table sets forth all cash compensation to be paid to our executive officers when this offering is complete and the activities of our company grow:

     Name of           Position with Company           Annual
     Individual                                        Salary
    ------------       ---------------------           ------
     William W.        President  and  Chief          $60,000
     Dillard, Jr.      Executive Officer

     John D.           Chief Operations Officer       $60,000
     Corney


Employment Agreements

     Mr.  William  W. Dillard, Jr., formally entered into an  employment contract with Mag-Well as Chief Executive Officer on August 15, 1995, for a period of 4 years commencing on the date of execution and, from that point forward, on an at will basis. As such, Mr. Dillard is currently working on an at will basis with us. This agreement provided for the services of Mr. Dillard, to the fullest extent, as President and CEO at a salary of $60,000. His salary is payable in bi-weekly installments, with additional future compensation at the sole and absolute discretion of the Board of Directors. The employment agreement includes confidentiality and non-competition provisions that restrict him from using the company's information and clientele for personal uses and from engaging in a competing business. (See "Exhibit 10a:
Employment Contract - Mr. William W. Dillard, Jr.").

     Mr. John D. Corney formally entered into an employment contract with Mag-Well as Chief Operating Officer on August 15, 1995, for a period of 4 years commencing on the date of execution and, from that point forward, on an at will basis. As such, Mr. Corney is currently working on an at will basis with us. This agreement provided for the services of Mr. Corney, to the fullest extent, as Chief Operations Officer at a salary of $60,000. His salary is payable in bi-weekly installments, with additional future compensation at the sole and absolute discretion of the Board of Directors. The employment agreement includes confidentiality and non-competition provisions that restrict him from using the company's information and clientele for personal uses and from engaging in a competing business. In addition, upon voluntary and involuntary termination of Mr. Corney's employment, the company shall have the option for a period of 90 days from the date of such termination to purchase his ownership interest in the company. If the option is exercised, the purchase price shall be equal to the greater of:

  (a) $100,000 (said amount increases to $250,000 during year 2 and 3) or
  (b) 50% of the fair market value of Mr. Corney's ownership interest in Mag-Well.

     (See "Exhibit 10b: Employment Contract - Mr. John D. Corney").


/33/


     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents certain information as of May 4, 2000, with respect to the beneficial ownership of our common stock by:

  (a) each person who is known to be the beneficial owner of more than 5.0% of any outstanding share;
  (b)  each director and executive officer of our company; and
  (c)  all executive officers and directors as a group.

     Currently, there are 12,313,000 shares issued and outstanding common stock. Please note that unless otherwise specified, the named beneficial owner has, to our knowledge, sole voting and investment power.

                             Common Stock
                             ------------
    Name of             Number of     Pre-Offer % of      Post Offer %
    Beneficial           Shares            Class           of Class1
    Owner
    ----------          ---------     ---------------     -----------
    William W.          5,811,560         47.20%             33.57%
    Dillard, Jr.4

    John Corney         2,386,440         19.38%             13.78%

    Fawaz Mourad3        540,000           4.39%             3.12%

    All Directors
    and Executive
    Officers as a       8,738,000         70.97%             50.47%
    group (4
    persons)2


NOTES:

  (1) The post offer percentage of class assumes that the maximum number of shares of common stock will be issued from this offering (i.e. 5,000,000 shares). The total amount of shares outstanding after a maximum offering will be 17,313,000.
  (2)  Officers and directors as a group control approximately 8,738,000 of  the  12,313,000 issued and outstanding shares of  common  stock
     (70.97%).   After the maximum offering, the group of  officers  and
     directors will control approximately 50.47%.
  (3) Mr. Fawaz Mourad is the sole owner of "AP GeoCenter Consultancy, Ltd.," and owns stock of Mag-Well through this entity. The total amount the entity owns is 540,000 shares of common stock.
  (4) Mr. William W. Dillard, Jr., President and CEO, sold 400,000 of his personal shares to various individuals. Mr. Dillard did not solicit these individuals to purchase personal stock that he owned of Mag-Well, Inc. These transactions are private transactions according to Section 4(2) of the Securities Act. Proceeds from the sales of the shares were used to reduce personal debt.


                           STOCK OPTION PLAN

     We currently do not have a formal employee stock option plan. Our Board of Directors may institute a formal stock option plan upon the successful conclusion of the offering.


/34/


                         CERTAIN TRANSACTIONS

Our History and Organization

     On June 20, 1988, we were incorporated under the laws of the State of Texas as Mag-Well, Inc. At the time, we were authorized to issue 1,000,000 shares of common stock at no par value.

     On June 20, 1988, we issued 19,887 shares of common stock to our founder, Mr. John Corney, which were fully paid and non-assessable. All shares were issued under Section 4(2) of the Securities Act of 1933.

     On December 1, 1989, we issued 51,763 shares of common stock to the second founder, Mr. William W. Dillard, Jr., which were fully paid and non-assessable. All shares were issued under Section 4(2) of the Securities Act of 1933.

     In a statement filed with the Secretary of State of Texas on November 14, 1991, it was amended that our registered agent be changed from Mr. John Corney to proclaim that Mr. William W. Dillard, Jr., as the duly appointed registered agent of Mag-Well, Inc.

     On July 1, 1994, we issued 5,000 shares of common stock to an officer and director, Mr. N. Mark Varel, which were fully paid and non-assessable. These shares were issued as part of an employee compensation incentive to Mr. Varel at the time of his joining our company. He has since left his position as an employee and commissioned sales agent of our company. All shares were issued under
Section 4(2) of the Securities Act of 1933.

     During 1994, we completed an offering of shares of common stock of the company in accordance with Regulation D, Rule 505 of the Securities Act of 1933, whereby we sold 23,350 shares to approximately 16 unaffiliated shareholders of record, none of whom were or are officers and directors of our company. These shares were sold at a price of $50.00 per share.

     In 1996 the Company issues the following debt instruments:

A note with an original face amount of $100,000 payable to an individual was issued June 1996 at an interest rate of 16% to mature after the payment of monthly principal and interest through September 1999 collateralized by an interest in leased equipment.

Unsecured notes with a total original face of $110,000 payable to individuals was issued March 1996 at an interest rate of 10% to mature after the payment of 36 monthly installments of principal and interest beginning in May 1996.

Unsecured notes with an original face amount of $50,000 payable to an individual was issued June 1996 at an interest rate of 10% to mature after the payment of 12 quarterly installments of principal and interest.

     The  Company had sold products to a separate company owned by  Mr.
N. Mark Varel, an officer and director of Mag-Well, Inc., totaling $91,505 in 1999 and $71,286 in 1998. The amount receivable from this company was $44,450 at December 31, 1999 and $5,932 at December 31, 1998. In February 2000 Mr. Varel resigned from Mag-Well, Inc. and dissolved his company. The balance due Mag-Well, Inc. was paid at that time.

     We  filed a "Certificate of Amendment of Articles of Incorporation
- (After Issuance of Stock)" on March 12, 1999. In this statement it certified that:

  (a)  There were 100,000 shares of common stock issued and outstanding.
  (b) On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby 71,650 shares voted in favor and none voted against a motion to approve the amendments to the Articles of Incorporation. The amendments, in effect, authorized us to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.001
  (c) On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby 71,650 shares voted in favor and none voted against a motion to approve the proposal to split forward the common shares outstanding (100,000 shares at the time) at a rate of 120 to 1.

     In  1999, a note payable totalling $52,961 was converted to 60,000
shares  of  common  stock   (see  Note 6  to  the  Notes  to  Financial
Statements).


/35/


     On March 2, 1999, we completed an offering of shares of common stock of the company in accordance with Regulation D, Rule 504 or the Securities Act of 1933, whereby we sold 150,000 shares to approximately 1 unaffiliated shareholder of record, who was not and is not an officer or director of our company. The shares were sold at a price of $0.05 per share.

     On April 5, 1999, we completed an offering of shares of common stock of the company in accordance with Regulation D, Rule 504 of the Securities Act of 1933, whereby we sold 223,000 shares of common stock to approximately fifty-three (53) shareholders of record, none of whom were or are officers or directors of our company. One of these shareholders was the purchaser of the 150,000 shares on March 2, 1999. The shares were purchased at a price of $0.50 per share.

     On or about April 7, 1999, we filed 5 copies, one of which was an original, of an amended Form D "Notice of Sales Pursuant to Regulation D" notifying the Securities and Exchange Commission that the offering was exempt from the registration provisions of Section 5 of the Securities Act in accordance with Regulation D, Rule 504 of this same act. On August 25, 1999, an amended copy of our Form D was filed with the SEC, correcting a typographical error.


/36/


                       DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, $0.001 par value per share. The common stock being registered will have the same dividend, voting and preemption rights as the outstanding common described in this section. The following summary about certain provisions of our common stock and preferred stock is not complete and is subject to the provisions of our "Articles of Incorporation" and bylaws.

Common Stock

     As a holder of our common stock,:

  (a) you have equal rights to dividends from funds legally available, ratably, when as and if declared by our Board of Directors;
  (b) you are entitled to share, ratably, in all of our assets available for distribution upon liquidation, dissolution, or winding up of our business affairs;
  (c) you do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable;
  (d) you are entitled to 1 vote per share of common stock you own, on all matters that stockholders may vote, and at all meetings of shareholders; and
  (e)  your shares are fully paid and non-assessable.

       There is no cumulative voting for the election of directors. We have approximately 12,313,000 shares of common stock issued and outstanding that are held by 72 shareholders of record. (See "Principal Shareholders").

Preferred Stock

     We are also authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value. Although, we have not issued any preferred stock to date, nor have we developed the descriptive attributes of these preferred shares, we can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, and conversion rights. This could dilute the voting strength of the holders of common stock and may help our management impede a takeover or attempted change in control.


/37/



                             LEGAL MATTERS

     The validity of our shares of common stock offered will be passed upon by Thomas C. Cook & Associates, Ltd., Las Vegas, Nevada.


                                EXPERTS

     Our audited financial statements, as of December 31, 1999, and for the years ended December 31, 1999 and 1998 are included in this registration statement. These financial statements are in reliance upon the reports of Hein + Associates, LLP, independent certified public accountants. Upon the authority of these said individuals, Hein + Associates, LLP, are considered experts in accounting and auditing.


                        ADDITIONAL INFORMATION

Inquiries to the SEC

We have filed with the SEC a registration statement on Form SB-2 with respect to the shares of common stock offered. This prospectus does not contain all of the information set forth in the registration statement. You can find additional information about us and our common stock in the registration statement. For example, in this prospectus we've summarized or referred to some contracts, agreements and other documents that have been filed as exhibits to the registration statement. The registration statement, including its exhibits and schedules, may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from that office, upon payment of the applicable fees. Information about the Commission's public reference room can be obtained by calling 1-(800) SEC-0330. The registration statement, including its exhibits and schedules, are also available on the SEC's website at www.sec.gov.

     We are subject to the information requirements of the Securities and Exchange Act of 1934, and accordingly will file reports, proxy statements, and other information with the SEC. These materials can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices at 500 West Madison Street, Suite #1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite #1300, New York, New York 10048. And copies of these materials can be obtained from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Some information about us is also available on the SEC's website at www.sec.gov.


/38/



                    SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have 17,313,000 shares of common stock outstanding given a maximum offering.

  (a) Of these outstanding shares, the 5,000,000 shares being sold in this offering, in addition to approximately 373,000 shares that are currently unrestricted, will be immediately eligible for resale in the public market without restriction.
  (b) The remaining 12,000,000 shares of common stock held by certain officers, directors, employees, consultants and other shareholders were sold by us in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the same act. These restricted securities may not be sold publicly unless they are:

       (1)  registered under the Securities Act;
       (2)  sold in accordance with Rule 144; or
       (3)  another exemption from registration.

     In general, under Rule 144 as currently in effect, beginning approximately 90 days after the effective date of the registration statement of which this prospectus is a part, a stockholder, including an affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least 1 year from the later of the date such securities were acquired from the company or (if applicable) the date they were acquired from an affiliate is entitled to sell, within any 3 month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the 4 calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least 2 years has elapsed between the later of the date restricted securities were acquired from the company or (if applicable) the date they were acquired from an affiliate of the company, a stockholder who is not an affiliate of the company at the time of sale and has not been an affiliate of the for at least 3 months prior to the sale entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.



/39/


             ACCOUNTING, TAX, INSURANCE, AND LEGAL ISSUES

Accounting Policies

     We intend to furnish our stockholders with annual reports containing financial statements audited by our independent certified public accountants, who will be engaged during or immediately upon the completion of this offering, and such other reports as we deem appropriate or as may be required by law. All accounting policies and audits will be conducted in accordance with the generally accepted accounting principles ("GAAP") of the United States. We intend to utilize the FIFO (First In, First Out) inventory accounting methods under GAAP.

Tax Issues

     Under the current U.S. tax codes, our corporate tax rate will be about 36%. Additionally, we will be able to deduct up to $19,000 for tax years beginning in 1999 and $20,000 for tax years beginning in 2000 on certain capital expenditures for office equipment (i.e. personal computers, copiers, telephones systems, etc.), instead of amortizing such equipment over several years. The maximum amount is reduced by a dollar for each dollar of the cost of qualified property placed in service during the tax year over $200,000. This deduction is in accordance with the United States Federal Tax Code amendments enacted in 1993 for small businesses like us. Specifically, this deduction allowance is included in Section 179 of the I.R.S. Tax Code.

     Currently, we have no state corporate income tax as it is not required in the state of Texas. We are assessed a franchise tax according to the Texas Administrative Code (Tax Code-Chapter 171:
Franchise Tax). The franchise tax is imposed on each corporation that is chartered in Texas or has a "Certificate of Authority" to do business in Texas. The company pays the greater of the tax on (1) net taxable capital or (2) net taxable earned surplus.

     Taxable capital is a corporation's stated capital (capital stock) plus surplus. Surplus means the net assets of a corporation minus its stated capital. Taxable capital is apportioned using a single gross receipts factor. Taxable capital for an annual report is based on the end of the corporation's last accounting period in the year prior to the year in which the report is due. The tax rate on taxable capital is 0.25% per year of privilege period.

     Earned surplus basically includes federal net taxable income, plus compensation paid to officers and directors of a corporation. S-
corporations and corporations with fewer than 36 shareholders are generally exempt form the compensation add-back. For the earned surplus calculation, unitary income is apportioned using a single gross receipts factor. In addition, non-unitary income is allocated to Texas if Texas is the corporation's commercial domicile. Earned surplus for an annual report should be reported beginning with the day after the ending date on the previous franchise tax report and ending with the end of the corporation's last federal accounting period in the year prior to the year in which the report is due. The tax rate on earned surplus is 4.5%.

Key Man Insurance

     We  currently  have  a $250,000 "Key Man" life  insurance  on  John
Corney, Chief Operations Officer. There are no additional "Key Man" life insurance polices for any of our other officers and directors, but we intend to provide such coverage in the near future.

Legal Matters

     We are not currently involved in any litigation or other legal matter that could adversely effect our company's performance. Any future litigation could have a materially adverse effect on the ultimate success of our business.


/40/



                               PART F/S

                            Mag-Well, Inc.
                         Financial Statements
Index To Financial Statements
                                         Page
FINANCIAL STATEMENTS
For the Six Month Period Ended
June 30, 2000

Balance Sheet (Unaudited)                  42

Statement of Operations                    43
(Unaudited)

Statements of Cash Flows                   44
(Unaudited)

Notes to Financial Statements              45

FINANCIAL STATEMENTS
For the Fiscal Years Ended
December 31, 1999 and 1998

Independent Auditors' Report               46

Balance Sheet                              47

Statements of Operations                   48

Statements of Stockholders' Equity         49
(Deficiency)

Statements of Cash Flows                   50

Notes To Financial Statements           51-55


/41/


                            MAG-WELL, INC.

                             BALANCE SHEET

                             June 30, 2000
                              (Unaudited)

                                ASSETS
                               --------
  CURRENT ASSETS:
  Cash and cash equivalents                                 $    521
  Trade accounts receivable (net of allowance for             18,720
  doubtful accounts of $10,253)
  Inventory (net of valuation allowance of $80,000)          425,616
                                                             -------
  Total current assets                                       444,857

  PROPERTY AND EQUIPMENT, net                                 57,981

  OTHER ASSETS -
  Deferred offering costs                                     28,950
                                                          ----------
  Total assets                                            $  531,788
                                                          ==========

               LIABILITIES AND STOCKHOLDERS' DEFICIENCY
               ----------------------------------------

  CURRENT LIABILITIES:
  Trade accounts payable                                   $  82,893
  Lines of credit payable                                     73,801
  Current portion of notes payable                           132,546
  Accrued payroll                                            147,900
  Accrued expenses and other liabilities                     186,853
                                                             -------
  Total current liabilities                                  623,993

  COMMITMENTS

  STOCKHOLDERS' DEFICIENCY:
  Preferred stock, $.001 stated value, 5,000,000 shares
  authorized,                                                      -
     no shares issued and outstanding
  Common stock, $.001 stated value, 20,000,000 shares
  authorized,                                                 12,313
     12,313,000 shares issued and outstanding
  Additional paid-in capital                               2,443,335

  Deferred offering costs                                  (136,250)

  Accumulated deficit                                    (2,411,603)
                                                         -----------
  Total stockholders' deficiency                            (92,205)
  Total liabilities and stockholders' deficiency           ---------
                                                           $ 531,788
                                                           =========


         See accompanying notes to these financial statements.


                            /42/


                            MAG-WELL, INC.

                       STATEMENTS OF OPERATIONS

                                              Six Months Ended June
                                                       30,
                                                2000        1999
                                            (Unaudited)  (Unaudited)


REVENUES:
Tool sales                                   $   72,336   $  158,574

Lease revenue                                     3,883       10,537
                                                -------      -------
Total revenue                                    76,219      169,111

COST OF GOODS SOLD                               39,093       78,312
                                                -------      -------
Gross margin                                     37,126       90,799

GENERAL AND ADMINISTRATIVE EXPENSES             108,941      105,180

OTHER INCOME (EXPENSES):
Interest expense                               (18,557)     (15,682)
Gain on disposition of assets                       935            -
Other                                               307            -
                                               --------     --------
Total other income (expense)                   (17,315)     (15,682)


NET LOSS                                     $ (89,130)   $ (30,063)
                                             ==========   ==========

NET LOSS PER SHARE (basic and diluted):        $ (0.01)        $   *
                                             ==========   ==========

WEIGHTED AVERAGE SHARES OUTSTANDING          12,313,000   12,000,000
                                             ==========   ==========

* Less than $(.01) per share



         See accompanying notes to these financial statements


/43/



                            MAG-WELL, INC.

                       STATEMENTS OF CASH FLOWS


                                                   Six Months Ended
                                                       June 30,
                                                   2000       1999
                                                   ----       ----
                                               (Unaudited)  (Unaudited)

  CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                       $(89,130)  $(30,063)

  Adjustments to reconcile net loss to net cash
  provided (used)
         by operating activities:
  Depreciation and amortization                     14,000     17,000
  Change in receivables                             67,137  (116,573)

  Change in inventory                            (138,383)     93,762

  Change in accounts payable, accrued expenses
               and other liabilities               104,393     31,443
  Other                                              6,501   (11,742)
                                                    ------   --------
  Net cash provided (used) by operating           (35,482)   (16,173)
  activities

  CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment             (29,406)          -

  CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds (repayments) of line of credit           33,901          -
  Checks issued in excess of balances                    -     23,680
  Deferred offering costs                          (3,000)   (25,950)
                                                   -------   --------
  Net cash provided (used) by financing             30,901    (2,270)
  activities

  NET CHANGE IN CASH AND CASH EQUIVALENTS         (33,987)   (18,443)

  CASH AND CASH EQUIVALENTS, beginning of           34,508     18,443
  period                                           -------    -------

  CASH AND CASH EQUIVALENTS, end of period         $   521      $   -
                                                   =======    =======



         See accompanying notes to these financial statements


/44/



                            MAG-WELL, INC.

                NOTE TO UNAUDITED FINANCIAL STATEMENTS
                    Six Months ended June 30, 2000

1.   Unaudited Information

The  financial  statements included herein have been  prepared  by  the
Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. However, in the opinion of management, all adjustments (which consist only of normal recurring adjustments) necessary to present fairly the financial position and results of operations for the periods presented have been made.

These financial statements should be read in conjunction with the Company's December 31, 1999 financial statements and the notes included in the Company's Form SB-2 Registration Statement.


/45/



                     INDEPENDENT AUDITOR'S REPORT



Board of Directors
Mag-Well, Inc.
McAllen, Texas

We have audited the accompanying balance sheet of Mag-Well, Inc. as of December 31, 1999, and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mag-Well, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the two years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company's significant operating losses and limited financial resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Hein + Associates llp

Dallas, Texas
March 17, 2000


/46/



                            MAG-WELL, INC.

                            BALANCE SHEETS

                           December 31, 1999

                                ASSETS

  CURRENT ASSETS:
  Cash and cash equivalents                                $  34,508
  Trade accounts receivable (net of allowance for             41,407
  doubtful accounts of $10,737)
  Receivable from related party                               44,450
  Inventory (net of valuation allowance of $80,000)          287,233
                                                             -------
  Total current assets                                       407,598

  PROPERTY AND EQUIPMENT, net                                 42,575

  OTHER ASSETS -
  Deferred offering costs                                     25,950
                                                             -------
  Total assets                                             $ 476,123
                                                           =========
               LIABILITIES AND STOCKHOLDERS' DEFICIENCY

  CURRENT LIABILITIES:
  Trade accounts payable                                   $  27,232
  Lines of credit payable                                     39,900
  Current portion of notes payable                           126,045
  Accrued payroll                                            117,900
  Accrued expenses and other liabilities                     168,121
                                                             -------
  Total current liabilities                                  479,198

  COMMITMENTS (Note 7)

  STOCKHOLDERS' DEFICIENCY:
  Preferred stock, $.001 stated value, 5,000,000 shares
  authorized,                                                      -
     no shares issued and outstanding
    Common stock, $.001 stated value, 20,000,000 shares
  authorized,                                                 12,313
     12,313,000 shares issued and outstanding
  Additional paid-in capital                               2,443,335

  Deferred offering costs                                  (136,250)

  Accumulated deficit                                    (2,322,473)

  Total stockholders' deficiency                             (3,075)
  Total liabilities and stockholders' deficiency          $  476,123




         See accompanying notes to these financial statements.


/47/



                            MAG-WELL, INC.

                       STATEMENTS OF OPERATIONS

                                                   Years Ended
                                                  December 31,
                                                1999       1998

REVENUES:
Tool sales                                    $ 313,317  $ 180,249
Lease revenue                                    17,432     26,077
Total revenue                                   330,749    206,326

COST OF GOODS SOLD, including $53,000
valuation                                       161,720    150,958
   impairment in 1998
Gross margin                                    169,029     55,368

GENERAL AND ADMINISTRATIVE EXPENSES             230,052    314,210

OTHER INCOME (EXPENSES):
Interest expense                               (33,439)   (44,415)
Gain (loss) on disposition of assets                  -      4,557
Other                                                 -         32
Total other income (expense)                   (33,439)   (39,826)

LOSS BEFORE EXTRAORDINARY GAIN                 (94,462)  (298,668)


EXTRAORDINARY GAIN ON DEBT EXTINGUISHMENT        18,448          -

NET LOSS                                     $ (76,014) $ (298,668)


LOSS PER SHARE (basic and diluted):
     Extraordinary gain                           $   *      $   -
     Net loss                                    (0.01)     (0.02)

WEIGHTED AVERAGE SHARES OUTSTANDING          12,264,000 12,000,000


* Less than $0.01 per share







         See accompanying notes to these financial statements


/48/


                                 MAG-WELL, INC.

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                    Additional  Deferred
                                   Common Stock      Paid-In    Offering  Accumulated

                                Shares     Amount      Capital   Costs     Deficit       Total

BALANCES, January 1, 1998   12,000,000   $ 12,000  $ 2,227,148  $      - $ (1,947,791)   $ 291,357

Net loss                             -          -            -         -     (298,668)   (298,668)
                            ----------   --------  -----------  -------- -------------   ---------
BALANCES, December 31,      12,000,000     12,000    2,227,148         -   (2,246,459)     (7,311)
1998
Shares rescinded             (120,000)      (120)          120         -             -           -
Conversion of notes             60,000         60       29,940         -             -      30,000
payable to equity
Shares issued for cash         100,500        100       50,150         -             -      50,250
Shares issued for deferred     272,500        273      135,977 (136,250)             -           -
offering costs
Net loss                             -          -            -         -      (76,014)    (76,014)
                            ----------   --------  ----------- ----------  -----------  --------
BALANCES, December 31,      12,313,000   $ 12,313  $ 2,443,375 $(136,250) $(2,322,473)   $ (3,075)
1999




              See accompanying notes to these financial statements


/49/


                            MAG-WELL, INC.

                       STATEMENTS OF CASH FLOWS

                                                        Years Ended
                                                        December 31,
                                                     1999        1998
  CASH FLOWS FROM OPERATING ACTIVITIES:            -------    -------
  Net income (loss)                             $ (76,014) $(298,668)

  Adjustments to reconcile net loss to net cash
  provided (used)
  by operating activities:
  Extraordinary gain                              (18,448)          -
  Depreciation and amortization                     38,076     46,430
  Loss on inventory impairment                           -     53,000
  (Gain) loss in disposition of assets                   -    (4,557)
  Change in receivables                           (63,036)    137,107
  Change in inventory                              (7,291)   (76,562)
  Change in accounts payable, accrued expenses
  and other liabilities                             76,962    154,967
  Other                                                  -    (4,491)
                                                  --------   --------
  Net cash provided (used) by operating           (49,751)      7,226
  activities

  CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of leased equipment                     (5,162)    (2,415)
  Sale of leased equipment                           6,778      9,094
                                                  --------   --------
  Net cash provided by investing activities          1,616      6,679

  CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of stock                                     50,250          -
  Proceeds from line of credit                      39,900          -
  Repayments of notes payable                            -   (15,717)
  Deferred offering costs                         (25,950)          -
                                                  --------   --------
  Net cash provided (used) by financing             64,200   (15,717)
  activities

  NET CHANGE IN CASH AND CASH EQUIVALENTS           16,065    (1,812)

  CASH AND CASH EQUIVALENTS, beginning of year      18,443     20,255
                                                   -------    -------
  CASH AND CASH EQUIVALENTS, end of year          $ 34,508   $ 18,443
                                                  ========   ========
  SUPPLEMENTAL INFORMATION:
  Cash paid for interest                          $ 14,674    $ 3,315
  Notes payable converted to equity                 30,000          -
  Stock issued for deferred offering costs         136,250          -


         See accompanying notes to these financial statements


/50/


                           MAG-WELL, INC.

                    NOTES TO FINANCIAL STATEMENTS

1.  Nature of Business

  Mag-Well, Inc. (the "Company"), is engaged in manufacturing and marketing throughout the world certain patented Magnetic Fluid Conditioner tools. Sales in total to companies outside the United States were approximately 28% and 16%,respectively of total sales in 1999 and 1998. These tools control the buildup of deposits in pipelines, flowlines and other equipment causing blockages. In addition, the Company pursues research and development programs to extend its current product line and to improve existing products.

2.  Summary of Significant Accounting Policies

  Statement of Cash Flows

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

  Inventory

  Inventory, consisting of raw materials, sub-assemblies, finished product and accessories, is stated at the lower of cost (first-in, first-out) or market value. Inventory by major classification consisted of the following at December 31, 1999:

           Raw materials                      $   50,069
           Work-in-process                        92,123
           Finished goods                        225,041
                                               ---------
           Total                                 367,233
                                               ---------
              Less valuation allowance          (80,000)
                                             $   287,233
                                             ===========

  Revenue Recognition

  The Company records the sale of tools upon shipment. In addition, the Company occasionally leases equipment to customers under operating leases. The Company records rental income when payments are due under the leases.

  Earnings (Loss) Per Share

  Basic earnings or loss per share ("EPS") is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

  Property and Equipment

  The Company's property and equipment is stated at cost. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years. Leased equipment consists of finished tools leased to customers by the Company. Tools are recorded at cost and depreciated using the straight line method over the lease term.

  Income Taxes

  The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial


/51/


                           MAG-WELL, INC.

                    NOTES TO FINANCIAL STATEMENTS

  statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Comprehensive Income (Loss)

  Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income (loss) was equal to its net income (loss) for the years ended December 31, 1999 and 1998.

  Use of Estimates

  The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

  Going Concern

  The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred recurring losses and has a working capital deficit of approximately $71,600 as of December 31, 1999. The continuation of the Company as a going concern is dependent upon obtaining additional long-term debt and/or equity financing to meet its obligations and provide marketing and operating funds to achieve and maintain profitable operations. With the increase in oil prices in 2000, management anticipates an increase in capital spending by oil companies which would significantly reduce or eliminate net losses through improved sales to oil and gas industry customers. Management is also in the process of attempting to raise capital through a $5,000,000 direct public offering. Management expects to use funds received through the offering to expand upon newly identified markets and to continue development of new applications for its tools in order to diversify its customer base. Management of the Company has committed to reducing expenses and attempting to settle and obtain extended terms on its existing debt.

3.  Property and Equipment

  Property and equipment consisted of the following at December 31, 1999:

      Office furniture, equipment and
      improvements                            $ 79,972

      Machinery and equipment                   75,946

      Vehicles                                  29,957
                                               -------
                                               185,875
      Less accumulated depreciation          (148,595)
                                             ---------
                                             $  37,280
                                             =========

      Leased equipment                       $  40,378
      Less accumulated depreciation           (35,083)
                                             ---------
                                             $   5,295
  Depreciation expense was $27,775 in 1999.


/52/


                           MAG-WELL, INC.

                    NOTES TO FINANCIAL STATEMENTS

4.  Lines of Credit

  The Company established a line of credit during 1999 with a bank for up to $75,000 with interest payable at prime plus 2% (total of 10.5% at December 31, 1999), and with a finance company for up to $30,000, with interest at prime plus 6% (total of 14.5% at December 31, 1999). The borrowings under the lines of credit are unsecured, but are guaranteed by a major stockholder of the Company. The total borrowings at December 31, 1999 were $39,900.

5. Notes Payable

  Notes payable and long-term debt consisted of the following at December 31, 1999:

   Note payable to an individual, interest at 16%, payable in monthly installments through September
   1999, collateralized by an interest in leased $ 42,445 equipment

   Unsecured  notes payable to individuals,  interest
   at  10%, principal and interest are payable in  36
   monthly installments beginning in May 1996 (1)        43,559

   Unsecured   notes   payable  to   an   individual,
   interest  at  10%,  principal  and  interest   are    53,149
   payable in 12 quarterly installments beginning  in
   October 1997 (1)                                      ------

        Total notes payable                             139,153

   Discounts  on  notes payable (net  of  accumulated
   amortization of $49,391) (1)
                                                       (13,108)
                                                       --------
        Notes payable, net of discounts                 126,045
        Less current portion                          (126,045)
                                                      ---------
                                                          $   -
                                                      =========


  (1)Discounts on notes payable result because the notes included an agreement to issue shares of common stock to the noteholders. The discount is the amount of cash received which was allocated to equity. The equity component of the amount invested by the noteholders was recorded based on the amount paid by investors who acquired equity interests only during the same time period. The discounts are amortized to interest expense using the interest method, based on an average effective interest rate of 40%, over the terms of the notes. The amortization of the discounts was $10,301and $13,857 in 1999 and 1998, respectively.

  The Company is delinquent on the payments on these notes as of December 31, 1999, and principal and interest are thus payable upon demand.

6.  STOCKHOLDERS' EQUITY

  In February 1999, the Company's stockholders authorized a 120 to 1 stock split with par value changing from $.01 per share to $.001 per share. At the same time, total authorized common stock was increased to 20,000,000 shares from 1,000,000 shares and 5,000,000 shares of preferred stock were authorized.

  In 1999, a note payable totaling $52,961 was converted into 60,000 shares of common stock, valued at $30,000. The related accrued interest of $4,851 was forgiven. The note payable, net of discount, was recorded at $43,597. This amount and the related accrued interest exceeded the estimated fair value of the stock by $18,448. The Company recorded an extraordinary gain for this amount.


/53/


                            MAG-WELL, INC.

                     NOTES TO FINANCIAL STATEMENTS

7.Commitments

  The Company leases a manufacturing facility in McAllen, Texas subject to a non-cancellable operating lease agreement which expires in January 2001. The Company had total rent expense of $13,714 and $13,560 for the years ended December 31, 1999 and 1998, respectively. The total minimum rental commitments at December 31, 1999 are as follows:

                    Years Ending
                    ------------
                        2000       $   13,910
                        2001            1,168
                                   ----------
                                   $   15,078
                                   ==========


  The Company has employment agreements with two stockholders, which require total annual payments of $120,000 through August 2000.

8.  Fair Value of Financial Instruments and Concentrations of Credit
Risk

  The Company's financial instruments are cash, accounts receivable and payable, lines of credit payable and notes payable. Management believes the fair values of these instruments approximate the carrying values, due to the short-term nature of the instruments, and the interest rates, as applicable.

  Financial instruments that subject the Company to credit risk are cash equivalents and accounts receivable. The Company's accounts receivable are primarily from large oil companies throughout the world. At December 31, 1999, the Company had accounts receivable in excess of 10% of the total accounts receivable from four customers, which aggregated 82% of the total balance. The Company does not ordinarily require collateral from its customers, nor perform credit evaluations. The Company believes the allowance for doubtful accounts is adequate.

9.  Major Customers

  The Company had sales to three customers in 1999 that amounted to 68% of total sales that year. The Company had sales to one customer in 1998 that amounted to 33% of total sales that year.

10.  Related Party Transactions

  The Company had sales to a company owned by an officer and director of the Company totaling $91,505 and $71,286 for 1999 and 1998, respectively. The amount receivable from this company was $44,450 and $5,932 at December 31, 1999 and 1998, respectively. In February 2000 the officer and director resigned from the Company and dissolved his company. The balances due the Company were paid at that time.


/54/



                            MAG-WELL, INC.

                     NOTES TO FINANCIAL STATEMENTS


11.  Income Taxes
  The Company had no income tax expense in 1999 and 1998 due to net losses. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets and liabilities as of December 31, 1999 were as follows:

        Deferred tax assets
        (primarily net operating
          loss carryforward)          $ 515,000

        Deferred tax liabilities
        (primarily property and        (16,000)
          equipment)

       Valuation allowance            (499,000)
                                      ---------
               Net deferred tax           $   -
               balance                =========


  The Company had a net operating loss carryforward for federal income tax purposes as of December 31, 1999 of approximately $1,500,000 which will expire, if unused, in 2006 through 2019.


/55/





                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Our Directors and Officers

     Our Bylaws, when approved by the present Board of Directors, provide for indemnification of our directors, officers and employees, past and present, as follows:

  (a) All expenses and liabilities reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved as an agent of the corporation.
  (b) Our Board of Directors may direct the purchase of liability insurance by way of implementing the provisions of this Article.
  (c) Our Bylaws do not authorize indemnification in such cases where the director, officer, employee or agent is legally found guilty of any willful act of unlawful manner in the performance of his/her duties.

     Furthermore, our Articles of Incorporation states that a director or officer shall not be personally liable to the company or our stockholders for damages due to breach of fiduciary duty as a director or officer, and shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the state.

     Our Articles of Incorporation do not authorize indemnification in such cases where:

  (a) There are acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law.
  (b)  There is unlawful payment of dividends.
  (c) It is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

     Our Bylaws provide for indemnification of officers, directors and others to the fullest extent permitted by the laws of the state of Texas. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Given this information, we may submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final judicial decision of that issue.

     By  appointment,  our Bylaws and Articles of Incorporation  are
available  for  review  by  all  appropriate  persons,  during   the
appropriate business hours of the company.

Item 25.  Other Expenses of Issuance and Distribution1

     The following table sets forth the estimated expenses payable by us in connection with this offering (excluding commissions):

Nature of Expenses                                  Amount
------------------                                  -------
SEC Registration
Fee                                                 $ 1,390

Accounting Fees and
Expenses                                           $ 18,000

Legal Fees and
Expenses                                           $ 30,000

Printing
Expenses                                           $  7,000

Blue Sky Qualification Fees and
Expenses                                           $ 10,000

Transfer Agent's
Fee                                                $  5,000
                                                   --------
     TOTAL                                         $ 71,390


  (1) The amounts set forth above, except for the SEC fees, are in each case estimated.



/56/


Item 26.  Recent Sales of Unregistered Securities

     During the past 5 years, we have issued unregistered securities to a limited number of persons, as described below. No underwriters or underwriting discounts or commissions were involved. We believe that each transaction was exempt from the registration requirements of the Securities Act, in accordance with Regulation D, Rules 504 and 505, and in accordance with Section 4(2) of the same act. Accordingly, on or about April 7, 1999, we filed five copies, one of which was an original, of an amended Form D "Notice of Sales Pursuant to Regulation D" notifying the SEC that the offering was exempt from the registration provisions of Section 5 of the Securities Act in accordance to Regulation D, Rule 504 of the same act. Furthermore, on August 25, 1999, an amended copy of our Form D was filed with the SEC, correcting a typographical error.

  (a) During April 1994, we completed an offering of shares of common stock of the company in accordance with Regulation D, Rule 505 of the Securities Act of 1933, whereby we sold 23,350 shares to approximately 16 unaffiliated shareholders of record, none of whom were or are officers and directors of our company. The shares were sold at a price of $50.00 per share.

  (b) On July 1, 1994, we issued 5,000 shares to an officer and director, Mr. N. Mark Varel, which were fully paid and non-assessable. All shares were issued under Section 4(2) of the Securities Act of 1933. Subsequently, effective February 14, 2000, the aforementioned officer and director resigned to pursue other business ventures. (See "Management's Discussion and Analysis - Subsequent Events"). Mr. Varel sold his personal stock totaling 600,000 shares, reflective of the 120-to-1 stock split, to individuals desirous of investing in Mag-Well, Inc. This transaction is considered a private transaction according to Section 4(2) of the Securities Act.

  (c)  We filed a "Certificate of Amendment of Articles of Incorporation
     - (After Issuance of Stock)" on March 12, 1999. In this statement it certified that:

      (1)  There were 100,000 shares of common stock issued and outstanding.

      (2) On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby 71,650 shares voted in favor and none voted against a motion to approve the amendments to the "Articles of Incorporation." The amendments, in effect, authorizes us to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.001

      (3) On February 15, 1999, at a duly noticed meeting of the shareholders of Mag-Well, Inc., a vote was taken whereby 71,650 shares voted in favor and none voted against a motion to approve the proposal to split forward the common shares outstanding (100,000 shares at the time) at a rate of 120 to 1.

  (d) On March 2, 1999, we completed an offering of shares of common stock of the company in accordance with Regulation D, Rule 504 of the Securities Act of 1933, whereby we issued 150,000 shares in exchange for $7,500 of offering costs to 1 unaffiliated shareholder of record, who was not and is not an officer or director of our company. (See Table below).

  (e) On April 6, 1999, we completed an offering of shares of common stock of the company in accordance with Regulation D, Rule 504 of the Securities Act of 1933, whereby we sold 100,500 shares to approximately 52 unaffiliated shareholders of record for cash, none of whom were or are officers and directors of our company. In addition, 122,500 shares were issued in exchange for offering costs to the purchaser of the 150,000 shares on March 2, 1999. (See Table below).

     The following table represents the beneficial ownership of shares held by each person as completed on March 2, 1999 and April 6, 1999, respectively, for the offering of shares.

      Name of        Common  Percenta   Date   Offeri Transacti  Exemption
     Beneficial      Stock   ge Owned Purchase   ng    on Type
       Owner         Owned                d     Price
    -----------      ------  -------- -------- ------ ---------  ---------
  Campbell Mello     150,000    1.21%   3/2/99  $0.05 $7,500.00  Reg. D,
  Associates                                                     Rule 504
                                                      ---------
      Total Sold =   150,000    1.21%       Total $ =  7,500.00


/57/



 Name of Beneficial   Common   Percenta   Date   Offeri Transacti  Exemption
       Owner           Stock   ge Owned Purchase   ng    on Type
                       Owned               d     Price
-------------------   ------   -------- -------- -----  --------   ---------
Joe McCart               2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Ted Geistweidt           2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Mangold Roofing          4,000    0.03%  4/6/99  $0.50   $2,000.00  Reg. D,
                                                                    Rule 504

Gary Shuler              2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

L.D. Webb                4,000    0.03%  4/2/99  $0.50   $2,000.00  Reg. D,
                                                                    Rule 504

Gauntt Gamily L.L.C.     2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Patricia Eytcheson,      2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
Trustee                                                             Rule 504

Bob Dimler               2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Clifford H. Collen,      2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
Jr                                                                  Rule 504

Gregg R. Gandy           2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Kirk Rentz               2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Jerry Rentz, Jr.         2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Frances J. Metheny,      2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
Trustee                                                             Rule 504

Robert A. and            2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
Frances J. Metheny                                                  Rule 504

Catherine F. James       2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Thomas R. and Stacy      2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
C. James                                                            Rule 504

Thomas R. James          2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Frances D. James         2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

David Hamilton James     2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Wm. G. and Susan D.      4,000    0.03%  4/5/99  $0.50   $2,000.00  Reg. D,
Hendrickson                                                         Rule 504

Robin Hendrickson        2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

William R.               2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
Hendrickson                                                         Rule 504

Sarah M. and Robert      2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
W. Woodward, Jr.                                                    Rule 504

Harold D. Wright         1,000    0.01%  4/5/99  $0.50   $  500.00  Reg. D,
                                                                    Rule 504

Marcy G. Wright          1,000    0.01%  4/5/99  $0.50   $  500.00  Reg. D,
                                                                    Rule 504

Eric D. Wright           1,000    0.01%  4/5/99  $0.50   $  500.00  Reg. D,
                                                                    Rule 504

Steve B. Wright          1,000    0.01%  4/5/99  $0.50   $  500.00  Reg. D,
                                                                    Rule 504

T. McCullough            2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
Strother                                                            Rule 504

James M. Stabler         2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Douglas L. Phillips      2,000    0.02%  4/1/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Andreas Grossman         5,000    0.04% 3/30/99  $0.50   $2,500.00  Reg. D,
                                                                    Rule 504

Robert W. Floyd            500    0.00%  4/6/99  $0.50   $  250.00  Reg. D,
                                                                    Rule 504

M. Craig Clark             500    0.00%  4/6/99  $0.50   $  250.00  Reg. D,
                                                                    Rule 504

John Nichols               500    0.00%  4/6/99  $0.50   $  250.00  Reg. D,
                                                                    Rule 504

Christopher P.             500    0.00%  4/5/99  $0.50   $  250.00  Reg. D,
Renaud                                                              Rule 504

Armand Smith, Jr.          500    0.00%  4/5/99  $0.50   $  250.00  Reg. D,
                                                                    Rule 504

Matthew J. Parsley         500    0.00%  4/5/99  $0.50   $  250.00  Reg. D,
                                                                    Rule 504

Charles Wesley           2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
Goyer, Jr.                                                          Rule 504

C. Wesley Goyer, III     2,000    0.02%  4/6/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

John T. Beecherl           500    0.00%  4/5/99  $0.50   $  250.00  Reg. D,
                                                                    Rule 504

Thirsty Assets, L.P        500    0.00%  4/5/99  $0.50   $  250.00  Reg. D,
                                                                    Rule 504

Robert R. Beecherl         500    0.00%  4/5/99  $0.50   $  250.00  Reg. D,
                                                                    Rule 504

Gordon D. May            2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

WCS Oil & Gas Corp       4,000    0.03%  4/5/99  $0.50   $2,000.00  Reg. D,
                                                                    Rule 504

Richard C. Latham        5,000    0.04%  4/5/99  $0.50   $2,500.00  Reg. D,
                                                                    Rule 504

Sueann T. Fernandes      2,000    0.02% 3/31/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Sandy M. Fernandes       2,000    0.02% 3/31/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Mark J. Fernandes        2,000    0.02% 3/31/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Robert Osborn            2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Diana Osborn             2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Addison Osborn           2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Austin Osborn            2,000    0.02%  4/5/99  $0.50   $1,000.00  Reg. D,
                                                                    Rule 504

Campbell Mello         122,500    0.99% 3/30/99  $0.50  $61,250.00  Reg. D,
Associates                                                          Rule 504

        Total Sold =   223,000    1.80%  Total Sold = $ 119,000.00


   Total Outstanding
   Common Stock =   12,313,000  100.00%


/58/





NOTES TO TABLE:

  (1) The facts that we relied on in claiming exemptions under Regulation D, Rule 504 for these transactions are as follows: The Company was not, at that time, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act (see Rule 504 (a)(1)), was not an investment company (see Rule 504 (a)(2)), was not a development stage company with no specific business purpose or a business purpose to engage in a merger or acquisition (see Rule 504 (a)(3)), and the aggregate offering price of the two combined Rule 504 offerings did not exceed $1,000,000, nor did the company sell in excess of $1,000,000 worth of securities in the 12 months previous to the offerings (see Rule 504 (b)). The requirements of the current Rule 504 (b)(1) were not in effect until April 7, 1999, and thus would not apply to the offerings in question.

Item 27.  Exhibits and Financial Data Schedule

Exhibits.     The following is a complete list of Exhibits filed as
part of this registration statement.

Exhibit    Escrow Agreement with Chase Bank of Texas,     Rendered as
2a:        National Association                           Previously Filed

Exhibit    Amendment to Escrow Agreement with Chase Bank
2b:        of Texas, N.A.

Exhibit    Articles of Incorporation - June 20, 1998      Rendered as
3a:                                                       Previously Filed

Exhibit    Articles of Amendments to Articles of          Rendered as
3b:        Incorporation - November 14, 1991              Previously Filed

Exhibit    Articles of Amendments to Articles of          Rendered as
3c:        Incorporation - May 4, 1994                    Previously Filed

Exhibit    Articles of Amendments to Articles of          Rendered as
3d:        Incorporation - March 12, 1999                 Previously Filed

Exhibit    Bylaws of Mag-Well, Inc.
3e:

Exhibit 5: Attorney Legal Opinion and Consent Letter

Exhibit    Employment Contract - Mr. William W. Dillard,  Rendered as
10a:       Jr.                                            Previously Filed

Exhibit    Employment Contract - Mr. John D. Corney       Rendered as
10b:                                                      Previously Filed

Exhibit    Manufacturing Facility Lease Agreement         Rendered as
10c:                                                      Previously Filed

Exhibit    Licensing Agreement with Petroleum             Rendered as
10d:       Metallurgic Corporation, C.A. (PEMECO)         Previously Filed

Exhibit    Sample of Sales Representative Agreement
10e:

Exhibit 14 Material Patents                               Rendered as
                                                          Previously Filed

Exhibit    Independent Auditor's Consent
23:

Exhibit    Financial Data Schedule
27:

Exhibit    Subscription Agreement                         Rendered as
99a:                                                      Previously Filed


Item 28.  Undertakings

     Not Applicable


/59/



                              Signatures

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boerne, State of Texas, on September 22, 2000.



                              Mag-Well, Inc.



                              By: /s/  William W. Dillard, Jr
                               William W. Dillard, Jr., President and
                               Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.


          Signature               Title                 Date
         ----------         ----------------           ------
       /s/  William W.     President and Chief     September 22,
        Dillard, Jr.        Executive Officer           2000

     William W. Dillard,
             Jr.

     /s/  John D. Corney     Chief Operating       September 20,
                                 Officer                2000
       John D. Corney

     ___________________   Principal Financial    ________________
                                Officer


     ___________________  Principal Accounting    ________________
                                Officer


                             Signatures of a
                          Majority of Board of
                                Directors

       /s/  William W.          Director           September 22,
        Dillard, Jr.                                    2000

     William W. Dillard,
             Jr.

     /s/  John D. Corney        Director           September 20,
                                                        2000
       John D. Corney

     ___________________        Director          ________________





/60/